INFORMATION   CONTAINED  HEREIN  IS  SUBJECT  TO  COMPLETION  OR  AMENDMENT.   A
REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY, NOR SHALL THERE BY ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

Subject to Completion, Dated June 3, 1997
Prospectus Supplement
(To Prospectus Dated June 3, 1997)

$295,758,115.97
UACSC 1997-B Auto Trust

$171,750,000.00 ____%Class A-1 Automobile Receivable Backed Certificates $105,500,000.00 ____%Class A-2 Automobile Receivable Backed Certificates $ 18,508,115.97 ____%Class A-3 Automobile Receivable Backed Certificates Class I Interest Only Automobile Receivable Backed Certificates

UAC Securitization Corporation
Depositor

Union Acceptance Corporation
Servicer

Interest at the applicable Pass-Through Rate shown above, will be distributed to Class A-1 Certificateholders, Class A-2 Certificateholders, and Class A-3 Certificateholders (collectively, the "Class A Certificateholders") on the third business day after the 5th day of each month (the "Distribution Date"), beginning July 9, 1997. Principal will be distributed to Class A Certificateholders on each Distribution Date in the sequence described herein. The final scheduled Distribution Date of the Class A-1 Certificates will be April 10, 2001 (the "Class A-1 Final Scheduled Distribution Date"). The final scheduled Distribution Date of the Class A-2 Certificates will be June 10, 2003 (the "Class A-2 Final Scheduled Distribution Date"). The final scheduled Distribution Date of the Class A-3 Certificates will be October 8, 2004 (the "Class A-3 Final Scheduled Distribution Date"). The Class I Certificates will not receive principal payments, but interest at the Class I Pass-Through Rate of 1.85% per annum on the Notional Principal Amount (as defined herein) of the Class I Certificates will be distributed to Class I Certificateholders on each Distribution Date until the Notional Principal Amount has been reduced to zero. The Original Notional Principal Amount will be $237,910,864.98 and will decrease on each Distribution Date. Each Certificate offered hereby will represent an undivided interest in the UACSC 1997-B Auto Trust (the "Trust") to be formed by UAC Securitization Corporation, a Delaware corporation, having its principal office and place of business in Indianapolis, Indiana (the "Depositor"). The Trust property will include a pool of simple and precomputed interest installment sale and installment loan contracts originated in various states in the United States of America, secured by new and used automobiles, light trucks and vans (the "Receivables"), certain monies due thereunder as of and after May 31, 1997 (the "Cutoff Date"), security interests in the vehicles financed thereby and certain other property. The Trust Property will also include an irrevocable surety bond guaranteeing payments of interest and principal on the Class A Certificates and Class I Monthly Interest (the "Surety Bond") issued by Capital Markets Assurance Corporation and a Spread Account for the benefit of the Class A Certificateholders and the Class I Certificateholders, as well as the Surety Bond Issuer.

Concurrently with the issuance of the Class A Certificates and the Class I Certificates, the Trust will issue a Class IC Automobile Receivable Backed Certificate (the "Class IC Certificate"). The Class IC Certificate will be issued to UAC Securitization Corporation, the Depositor, and will not be offered hereby. The Class A Certificates and the Class I Certificates are together referred to herein as the "Offered Certificates."

Prior to their issuance there has been no market for the Offered Certificates nor can there be any assurance that one will develop, or if it does develop, that it will provide the holders of the Offered Certificates with liquidity or will continue for the life of the Offered Certificates. The Underwriters intend, but are not obligated, to make a market in the Offered Certificates.

The yield to maturity of the Class I Certificates will be sensitive to the rate and timing of principal payments (including prepayments) on the Receivables. Investors in the Class I Certificates should fully consider the associated risks, including the risk that a rapid rate of principal payments could result in the failure of such investors to recoup their initial investments. See "Risk Factors -- Prepayment Risks Associated with the Class I Certificates" and "--Termination Upon Insolvency Event of the Class IC Certificateholder", "Yield and Prepayment Considerations" and "The Offered Certificates -- The Class I Certificates -- Calculation of Notional Principal Amount" herein.

Prospective investors should consider, among other things, the information set forth under "Risk Factors" on page S-11 hereof and page 10 of the Prospectus.

THE OFFERED CERTIFICATES DO NOT REPRESENT INTERESTS IN OR OBLIGATIONS OF UAC SECURITIZATION CORPORATION OR ANY AFFILIATE THEREOF. NEITHER THESE SECURITIES NOR THE UNDERLYING RECEIVABLES WILL BE INSURED OR GUARANTEED BY ANY GOVERNMENTAL AGENCY OR INSTRUMENTALITY.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

=========================================================================================================
                                              Price to              Underwriting           Proceeds to
                                              Public                Discounts  (1)         Depositor (2)
---------------------------------------------------------------------------------------------------------
 Per Class A-1 Certificate..................             %                  %                         %
 Per Class A-2 Certificate..................             %                  %                         %
 Per Class A-3 Certificate..................             %                  %                         %
 Per Class I Certificate....................             %                  %                         %
 Total......................................  $                     $                        $
=========================================================================================================


(1) With respect to the Class I Certificates, the Price to Public and Proceeds to Depositor are expressed as a percentage of the Notional Principal Amount (initially $237,910,864.98), and the Underwriting Discounts are expressed as a percentage of the related Price to Public.

(2)  Before deducting expenses, estimated to be $557,477.51.

The Offered Certificates are offered, subject to prior sale, when, as and if accepted by the Underwriters, and subject to approval of certain legal matters by Cadwalader, Wickersham & Taft, counsel for the Underwriters. It is expected that delivery of the Offered Certificates in book-entry form will be made on or about June 13, 1997 through the facilities of The Depository Trust Company, against payment therefor in immediately available funds.

Underwriters of the Class A Certificates
Salomon Brothers Inc                                    Bear, Stearns & Co. Inc.

Underwriter of the Class I Certificates
Salomon Brothers Inc

The date of this Prospectus Supplement is June ___, 1997

         THIS PROSPECTUS SUPPLEMENT DOES NOT CONTAIN COMPLETE INFORMATION ABOUT THE OFFERING OF THE OFFERED CERTIFICATES. ADDITIONAL INFORMATION IS CONTAINED IN THE PROSPECTUS, AND PROSPECTIVE INVESTORS ARE URGED TO READ BOTH THIS PROSPECTUS SUPPLEMENT AND THE PROSPECTUS IN FULL. SALES OF THE OFFERED CERTIFICATES MAY NOT BE CONSUMMATED UNLESS THE PURCHASER HAS RECEIVED BOTH THIS PROSPECTUS SUPPLEMENT AND THE PROSPECTUS. THIS PROSPECTUS SUPPLEMENT CONTAINS INFORMATION THAT IS SPECIFIC TO THE TRUST AND THE OFFERED CERTIFICATES AND, TO THAT EXTENT,
SUPPLEMENTS  AND  REPLACES  THE  MORE  GENERAL   INFORMATION   PROVIDED  IN  THE
PROSPECTUS.

                                   ----------

         IN CONNECTION WITH THIS OFFERING, THE UNDERWRITERS MAY OVER-ALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICE OF THE OFFERED CERTIFICATES AT A LEVEL ABOVE THAT WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.

                                   ----------

         Until 90 days after the date of this Prospectus Supplement, all dealers effecting transactions in the Offered Certificates, whether or not participating in this distribution, may be required to deliver this Prospectus Supplement and the Prospectus. This is in addition to the obligation of dealers to deliver this Prospectus Supplement and the Prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

                                   ----------

                          REPORTS TO CERTIFICATEHOLDERS

         Unless and until definitive certificates are issued (which will occur only under the limited circumstances described herein), Harris Trust and Savings Bank, as Trustee, will provide to Cede & Co., the nominee of The Depository Trust Company, as registered holder of the Offered Certificates, monthly and annual statements concerning the Trust and the Offered Certificates. Such statements will not constitute financial statements prepared in accordance with generally accepted accounting principles. A copy of the most recent monthly or annual statement concerning the Trust and the Offered Certificates may be obtained by contacting the Servicer at Union Acceptance Corporation, 250 North Shadeland Avenue, Indianapolis, Indiana 46219 (telephone (317) 231-7965).

                                SUMMARY OF TERMS

         This Summary is qualified in its entirety by reference to the detailed information appearing elsewhere in this Prospectus Supplement and the Prospectus. Certain capitalized terms used in this Summary are defined elsewhere in this Prospectus Supplement on the pages indicated in the "Index of Principal Terms" or, to the extent not defined herein, have the meanings assigned to such terms in the Prospectus.

Issuer  ......................UACSC 1997-B Auto Trust.

Depositor.....................UAC Securitization Corporation (the "Depositor").

Servicer .....................Union  Acceptance  Corporation (in its capacity as servicer, the "Servicer," otherwise "UAC").

Trustee  .....................Harris Trust and Savings Bank.

The Certificates  ............The  Trust  will be  formed  and  will  issue  the
                              Certificates on or about June 13, 1997 (the "Closing Date") pursuant to a pooling and servicing agreement (the "Pooling and Servicing Agreement"). The "Certificates" will consist of:
                              (i) _____% Class A-1 Automobile Receivable Backed Certificates in the aggregate principal amount of $171,750,000; (ii) _____% Class A-2 Automobile
                              Receivable Backed Certificates in the aggregate principal amount of $105,500,000; (iii) _____%
                              Class A-3 Automobile Receivable Backed Certificates in the aggregate principal amount of $18,508,115.97; (iv) the Class I Interest Only Automobile Receivable Backed Certificates; and (v) the Class IC Automobile Receivable Backed Certificate. The Class I Certificates are interest only certificates and will not receive distributions of principal. The Class IC Certificate will be issued to the Depositor on the Closing Date and is not being offered hereby.

                              Each of the Certificates will represent a fractional undivided interest in the Trust. The Trust assets will include the Receivables, certain monies due thereunder as of and after the Cutoff Date, security interests in the related Financed Vehicles, monies on deposit in the Certificate Account and the proceeds thereof, any proceeds from claims on certain insurance policies relating to the Financed Vehicles or the related Obligors, any lender's single interest insurance policy, the Spread Account for the benefit of the Class A Certificateholders, the Class I Certificateholders and the Surety Bond Issuer, the Surety Bond for the benefit of the Class A Certificateholders and Class I Certificateholders and certain rights under the Pooling and Servicing Agreement. Interest paid to the Certificateholders on the first Distribution Date will be based upon the amount of interest accruing from the Closing Date, and will therefore not include a full month's interest.

The Class A Certificates  ....Interest.  Interest will be  distributable on each
                              Distribution Date beginning July 9, 1997, to holders of record as of the last day of the calendar month immediately preceding the calendar month in which such Distribution Date occurs (the "Record Date") of the Class A Certificates (the "Class A Certificateholders," which includes the "Class A-1 Certificateholders," the "Class A-2 Certificateholders" and the "Class A-3 Certificateholders") in a maximum amount equal to the product of 1/12th of the applicable pass-through rate of _____% for the Class A-1 Certificates (the "Class A-1 Pass-Through Rate"), the applicable pass-through rate of ______% for the Class A-2 Certificates (the "Class A-2 Pass-Through Rate") and the applicable pass-through rate of ______% for the Class A-3 Certificates (the "Class A-3 Pass-Through Rate") and the aggregate outstanding principal balance of the Class A-1 Certificates, Class A-2 Certificates and Class A-3 Certificates, respectively (the "Class A-1 Certificate Balance," the "Class A-2 Certificate Balance" and the "Class A-3 Certificate Balance," and collectively, the "Certificate Balance") as of the preceding Distribution Date (after giving effect to all distributions to Certificateholders on such date) or, in the case of the first Distribution Date, as of the Closing Date. Interest on the Class A Certificates will be calculated on the basis of a 360-day year consisting of twelve 30-day months or, in the case of the first Distribution Date, the number of days from the Closing Date remaining in the month of the closing (assuming a 30-day month). See "The Offered Certificates -- Distributions on the Offered Certificates." The effective yield on the Class A Certificates will be below that otherwise produced by the applicable Pass-Through Rate because the distribution of Monthly Principal (as defined below) and Class A Monthly Interest in respect of any given month will not be made until the third business day after the fifth calendar day of the following month (the "Distribution Date"). See "Yield and Prepayment Considerations" herein.

                              Principal. On each Distribution Date, the Trustee will distribute as principal to the Class A Certificateholders in a maximum aggregate amount equal to the aggregate outstanding principal amount of the Receivables (the "Pool Balance") on the last day of the second preceding calendar month (or, in the case of the first Distribution Date, as of the Cutoff Date) less the Pool Balance on the last day of the immediately preceding calendar month ("Monthly Principal"). Monthly Principal will be distributed sequentially to the Class A Certificateholders as follows: (i) to the Class A-1 Certificateholders until the Class A-1 Certificate Balance has been reduced to zero; (ii) to the Class A-2 Certificateholders until the Class A-2 Certificate Balance has been reduced to zero; and (iii) to the Class A-3 Certificateholders until the Class A-3 Certificate Balance has been reduced to zero. For purposes of determining Monthly Principal, the unpaid principal balance of a Defaulted Receivable or a Purchased Receivable will be deemed to be zero on and after the date such Receivable became a Defaulted Receivable or a Purchased Receivable.

                              No Monthly Principal will be distributed (i) to the Class A-2 Certificateholders until the Class A-1 Certificate Balance has been reduced to zero, or (ii) to the Class A-3 Certificateholders until the Class A-2 Certificate Balance has been reduced to zero. Since the rate of payment of principal of each class of Class A Certificates depends upon the rate of payment of principal (including prepayments) of the Receivables, the final distribution in respect of each class of Class A Certificates could occur significantly earlier than the respective Final Scheduled Distribution Dates. See "The Offered Certificates -- Distributions on the Offered Certificates" herein.

The Class I Certificates......Interest.  The Class I  Certificates  are interest only certificates which will not be entitled to any principal distributions. Interest will accrue on the Notional Principal Amount (defined below) of the Class I Certificates at the rate of 1.85% per annum (the "Class I Pass-Through Rate"). The Notional Principal Amount represents a designated principal component of the Receivables, originally $237,910,864.98 (the "Original Notional Principal Amount").

                              Interest with respect to the Class I Certificates will accrue on the basis of a 360-day year consisting of twelve 30-day months or, in the case of the first Distribution Date, the number of days from the Closing Date remaining in the month of the closing (assuming a 30-day month). On each Distribution Date, the Trustee shall distribute pro rata to holders of Class I Certificates (the "Class I Certificateholders") of record as of the preceding Record Date, Class I Monthly Interest at the Class I Pass-Through Rate on the Notional Principal Amount outstanding on the immediately preceding Distribution Date (after giving effect to any reduction of the Notional Principal Amount on such Distribution Date) or, in the case of the first Distribution Date, as of the Closing Date. Holders of the Class I Certificates will not be entitled to any distributions after the Notional Principal Amount thereof has been reduced to zero. Planned Amortization Feature; Calculation of the Class I Notional Principal Amount. The Class I Certificates represent an interest-only planned amortization class. The planned amortization feature is intended to reduce the uncertainty to investors in the Class I Certificates with respect to prepayments. Because the Class I Certificates will receive interest based on the Notional Principal Amount, this is accomplished by basing the reduction in the Notional Principal Amount on a principal paydown schedule rather than on the reduction in the actual principal balances of the Receivables, as described below. The amount which will be paid to the Class I Certificateholders is expected to be derived from the excess of interest earned on the Receivables over the Class A Monthly Interest and the monthly Servicing Fee payable to the Servicer (the "Monthly Servicing Fee"). Solely for the purpose of calculating the amount payable with respect to the Class I Certificates, the
                              Certificate Balance will be divided into two principal components, the "PAC Component" and the "Companion Component." The sum of the PAC Component and the Companion Component will at all times equal the then aggregate unpaid Certificate Balance. The "Notional Principal Amount" of the Class I Certificates at any time will be equal to the principal balance of the PAC Component as calculated based on the allocations of principal payments described below, originally $237,910,864.98.

                              The Pooling and Servicing Agreement establishes a schedule (a "Planned Notional Principal Amount Schedule") which is set forth herein under "The
                              Offered       Certificates--The       Class      I
                              Certificates-Calculation of Notional Principal Amount." On each Distribution Date, the Monthly
                              Principal will be allocated first to the PAC Component in an amount up to the amount necessary to reduce the amount thereof to the Planned Notional Principal Amount for such Distribution Date, as set forth in the Planned Notional Principal Amount Schedule, second, to the Companion Component until the outstanding amount thereof is reduced to zero and third, to the PAC Component, without regard to the Planned Notional Principal Amount. As described above, the Notional Principal Amount of the Class I Certificates will be equal to the outstanding amount of the PAC
                              Component and thus will be reduced as the PAC Component is reduced.

                              The Planned Notional Principal Amount Schedule has been prepared on the basis of the assumption, among other things, that the Receivables prepay at a constant rate between 1.6% and 2.5% ABS (as defined herein), an assumed annualized constant rate of prepayments and the prepayment model used in this Prospectus Supplement. The yield to maturity of the Class I Certificates will be sensitive to the rate and timing of principal payments (including prepayments) on the Receivables and may fluctuate significantly from time to time. If the Receivables prepay at a constant rate within the range assumed in preparing the Planned Notional Principal Amount Schedule, the PAC Component (and the Notional Principal Amount of the Class I Certificates) will be reduced in accordance with the Planned Notional Principal Amount Schedule. If the Receivables prepay at a constant rate higher than 2.5% ABS, the amount of the Companion Component will be reduced to zero more quickly, and the amount of the PAC Component (and the Notional Principal Amount of the Class I Certificates) will be reduced more quickly than provided in the Planned Notional Principal Amount Schedule, thereby reducing the yield to holders of the Class I Certificates. In general, a rapid rate of principal prepayments (including liquidations due to losses, repurchases and other dispositions) will have a material negative effect on the yield to maturity of the Class I Certificates.

                              The Planned Notional Principal Amount Schedule is set forth herein under "The Offered Certificates -- The Class I Certificates -- Calculation of Notional Principal Amount." The Planned Notional Principal Amount Schedule has been prepared on the basis of certain assumptions, which are described herein under "The Offered Certificates -- Class I Yield Considerations." Prospective investors in the Class I Certificates should fully consider the associated risks, including the risk that a rapid rate of prepayments could result in the failure of investors in the Class I Certificates to recoup their initial investment. See "Risk Factors -- Prepayment Risks Associated with the Class I Certificates," "Yield and Prepayment Considerations -- The Class I Certificates" and "The Offered Certificates -- Termination Upon Insolvency Event of the Class IC Certificateholder" herein.

Subordination;
     Spread Account...........The  Depositor  will  establish  an  account  (the
                              "Spread Account") on the Closing Date. On each Distribution Date thereafter, the Servicer will deposit into the Spread Account any amounts remaining in the Certificate Account after the payment on such date of all amounts owing pursuant to the Pooling and Servicing Agreement to the Certificateholders (other than the Class IC Certificateholder), the Surety Bond Issuer, the Servicer for the Monthly Servicing Fee and any permitted reimbursement of outstanding Advances. In the event that Available Funds are insufficient on any Distribution Date prior to the termination of the Trust (after payment of the Monthly Servicing Fee) to pay Monthly Principal and Monthly Interest to the Class A Certificateholders and the Class I Certificateholders, draws will be made on the Spread Account to the extent of the balance thereof and, if necessary, the Surety Bond, in the manner and to the extent described herein. The Spread Account is solely for the benefit of the Class A Certificateholders, the Class I Certificateholders and the Surety Bond Issuer. In the event the amount on deposit in the Spread Account is zero after giving effect to any draws thereon for the benefit of the Class A Certificateholders and the Class I Certificateholders, and there is a default under the Surety Bond, any losses on the Receivables will be borne directly pro rata by all classes of Class A Certificateholders (to the extent of the classes or class of Class A Certificates which are outstanding at such time) and Class I Certificateholders, as described herein. Any such reduction of the principal balance of the Receivables due to losses on the Receivables may also result in a reduction of the Class I Notional Principal Amount. See "The Offered Certificates -- Distributions on the Offered Certificates" and "--Accounts" herein.

                              The Class A Certificates and Class I Certificates will be senior in right and interest to the Class IC Certificate. The Class A Certificateholders and the Class I Certificateholders will have equal rights with respect to amounts collected on or with respect to the Receivables and other assets of the Trust in the event of a shortfall. The Trustee will first withdraw funds from the Spread Account on each Distribution Date to the extent of any shortfall in the Monthly Servicing Fee, permitted reimbursements of outstanding Advances, Monthly Interest and Monthly Principal as described above. Any amount on deposit in the Spread Account on any Distribution Date in excess of the Required Spread Amount (defined below) after all other required deposits thereto and withdrawals therefrom have been made, and after payment therefrom of all amounts due the Surety Bond Issuer will be distributed to the holder of the Class IC Certificate (the "Class IC Certificateholder"). Any amount so distributed to the Class IC Certificateholder will no longer be an asset of the Trust.

                              While it is intended that the amount on deposit in the Spread Account grow over time, through the deposit thereto of the excess collections, if any, on the Receivables, to the Required Spread Amount, there can be no assurance that such growth will actually occur. The "Required Spread Amount" with respect to any Distribution Date will equal _____% of the initial Pool Balance. If the average aggregate yield of the Receivables pool in excess of losses falls below a prescribed level set forth in the Insurance Agreement, the Required Spread Amount will be increased to _____% of the Pool Balance. Upon and during the continuance of an Event of Default or upon the occurrence of certain other events described in the Insurance Agreement generally involving a failure of performance by the Servicer or a material misrepresentation made by the Servicer under the Pooling and Servicing Agreement or the Insurance Agreement, the Required Spread Amount shall be equal to the Surety Bond Amount, as further described below. See "The Offered Certificates-- Accounts" and-- "The Surety Bond" herein.

Surety Bond   ................The Depositor  shall obtain an irrevocable  surety bond (the "Surety Bond") issued by the Surety Bond Issuer (as specified below), for the benefit of the Trustee on behalf of the Class A Certificateholders and the Class I Certificateholders. The Trustee shall draw on the Surety Bond in the event that sufficient funds are not available (after payment of the Monthly Servicing Fee and after withdrawals from the Spread Account to pay the Class A Certificateholders and the Class I Certificateholders on any Distribution Date in accordance with the Pooling and Servicing Agreement) to distribute Monthly Interest and Monthly Principal, up to the Surety Bond Amount. See "The Offered Certificates--The Surety Bond."

Surety Bond Amount............The term "Surety  Bond Amount"  means with respect to any  Distribution  Date: (x) the sum of (A) the
                              lesser of (i) the Certificate Balance (after giving effect to any distribution of Available Funds and any funds withdrawn from the Spread Account to pay Monthly Principal on such Distribution Date) and (ii) the Net Principal Surety Bond Amount, plus (B) Class A Monthly Interest, plus (C) Class I Monthly Interest, plus
                              (D) the Monthly Servicing Fee; less (y) all amounts on deposit in the Spread Account on such Distribution Date. "Net Principal Surety Bond Amount" means the Certificate Balance as of the first Distribution Date minus all amounts previously drawn on the Surety Bond or from the Spread Account with respect to Monthly Principal.

Surety Bond Issuer........... Capital Markets Assurance Corporation.


Optional Sale.................The  Class IC  Certificateholder  has the right to cause the Trustee to sell all of the Receivables (referred to herein as an "Optional Sale") as of the last day of any Collection Period, at a purchase price equal to the fair market value of the Receivables (but not less than the sum of (i) their aggregate outstanding principal balance plus accrued and unpaid interest thereon and (ii) any amounts due the Surety Bond Issuer), if (i) the Certificate Balance as of the following Distribution Date will equal 10% or less of the initial Certificate Balance and (ii) the Notional Principal Amount of the Class I Certificates has been reduced to zero.

Tax Status....................In the  opinion  of  special  tax  counsel  to the
                              Depositor, the Trust will not be treated as an association taxable as a corporation or as a "publicly traded partnership" taxable as a corporation. The Trustee and the Certificateholders will agree to treat the Trust as a partnership for federal income tax purposes, which will not be subject to federal income tax at the Trust level. See "Certain Federal Income Tax Consequences" in the Prospectus.

Ratings  .....................As a  condition  to the  issuance  of the  Offered
                              Certificates, the Class A Certificates and the Class I Certificates must be rated in the highest category by Moody's Investors Service, Inc. and Standard & Poor's Ratings Services, a Division of The McGraw-Hill Companies (each a "Rating Agency" and collectively, the "Rating Agencies"). The ratings of the Class I Certificates do not address the possibility that rapid rates of principal prepayments, including prepayments resulting from a sale of the Receivables upon an Insolvency Event with respect to the Class IC Certificateholder, could result in a failure of the holders of the
                              Class I Certificates to fully recover their investment. A security rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time by the assigning rating agency. See "Risk Factors-- Certificate Rating" herein.

ERISA Considerations  ........Subject  to  the  considerations  discussed  under
                              "ERISA Considerations" herein and in the Prospectus, the Class A Certificates and the Class I Certificates may be eligible for purchase by employee benefit plans subject to Title I of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"). Any benefit plan fiduciary considering the purchase of an Offered Certificate should, among other things, consult with experienced legal counsel in determining whether all required conditions for such purchase have been satisfied. See "ERISA Considerations" herein and in the Prospectus.

                                  RISK FACTORS

         Investors should carefully consider the information set forth below as well as the other investment considerations described in this prospectus.

Limited Liquidity

         There is currently no secondary market for the Offered Certificates. The Underwriters currently intend to make a market in the Offered Certificates, but are under no obligation to do so. There can be no assurance that a secondary market will develop or, if one does develop, that it will provide Certificateholders with liquidity of investment or that it will continue for the life of the Offered Certificates.

Certificates Solely Obligations of the Trust

         The Offered Certificates are interests in the Trust only and do not represent the obligation of any other person. The Class A Certificateholders and the Class I Certificateholders are senior in right and interest to the Class IC Certificateholder (as described under "The Offered Certificates -- Distributions on the Offered Certificates"). The Trustee will withdraw funds from the Spread Account, up to the full balance of the funds on deposit in such account, only in the event that Available Funds are insufficient in accordance with the Pooling and Servicing Agreement to distribute Monthly Interest and Monthly Principal (after payment of the Monthly Servicing Fee). The amount on deposit in the
Spread Account is intended to increase over time to an amount equal to the Required Spread Amount. There is no assurance that such growth will occur or that the balance in the Spread Account will always be sufficient to assure payment in full of Monthly Principal and Monthly Interest. If the amount on deposit in the Spread Account is reduced to zero after giving effect to all amounts to be deposited to and withdrawn from the Spread Account pursuant to the Pooling and Servicing Agreement, on any Distribution Date prior to termination of the Trust, the Trustee will draw on the Surety Bond, in an amount equal to the shortfall in respect of Monthly Interest and Monthly Principal, up to the Surety Bond Amount. If the Spread Account is reduced to zero and there is a default under the Surety Bond, the Trust will depend solely on current
distributions   on  the  Receivables  to  make   distributions  on  the  Offered
Certificates and distributions of interest and principal on the Offered Certificates may be made pro rata based on the amounts to which Certificateholders of each class are entitled as set forth under "The Offered Certificates -- Distributions on the Offered Certificates." See "The Receivables Pool -- Delinquencies, Repossessions and Net Losses" and "The Offered Certificates -- Accounts" and "-- Distributions on the Offered Certificates" herein. Prepayment Risks Associated with the Class I Certificates

         If the Receivables prepay at a constant rate within the range assumed in preparing the Planned Notional Principal Amount Schedule, the PAC Component (and the Notional Principal Amount) will be reduced in accordance with the Planned Notional Principal Amount Schedule. If the Receivables prepay at a constant rate higher than 2.5% ABS, the Notional Principal Amount will be reduced more quickly than provided in the Planned Notional Principal Amount Schedule, thereby reducing the yield to holders of the Class I Certificates. In general, a rapid rate of principal prepayments (including liquidations due to losses, repurchases and other dispositions and prepayments resulting from any sale of the Receivables upon an Insolvency Event with respect to the Class IC Certificateholder) will have a material negative effect on the yield to maturity of the Class I Certificates. Prospective investors should fully consider the associated risks, including the risk that a rapid rate of prepayments could result in the failure of investors in the Class I Certificates to recoup their initial investment. See "Yield and Prepayment Considerations -- The Class I Certificates" herein.

Termination Upon Insolvency Event of the Class IC Certificateholder

         The Depositor will be the initial Class IC Certificateholder. If an Insolvency Event occurs with respect to the Class IC Certificateholder, the Receivables will be sold and the Trust will be liquidated unless, within the period specified herein, holders of more than 51% of the Certificate Balance and holders of more than 51% of the Notional Principal Amount of the Class I Certificates instruct the Trustee not to sell the Receivables and liquidate the

Trust or unless such sale and liquidation is otherwise prohibited by applicable law. The Surety Bond will not be available to pay any shortfalls upon sale of the Receivables on liquidation of the Trust. See "The Offered Certificates -- Termination Upon Insolvency Event of the Class IC Certificateholder" herein. The Depositor is a special purpose corporation the activities of which are circumscribed by its charter with a view to reducing any risk of its bankruptcy; however no representation is made concerning the financial condition of the Class IC Certificateholder or the likelihood of an Insolvency Event with respect to such holder. In the event of the sale of the Receivables and liquidation of the Trust following an Insolvency Event, the proceeds may not be sufficient to pay all accrued and unpaid amounts owing on the Certificates. The Surety Bond will not be available to cover any such shortfall. Following such a sale, the Class I Certificateholders may be entitled to receive a portion of the proceeds of sale based upon the amount originally paid for the Class I Certificates (as reduced by prior returns of such amount) as provided in the Pooling and Servicing Agreement. Furthermore, any distributions of such proceeds will have an effect similar to a prepayment of the Receivables and could affect the yield on the Class A Certificates and may significantly affect the yield on the Class I Certificates. See "Yield and Prepayment Considerations" herein.

Certificate Rating

         It is a condition of issuance of the Offered Certificates that the Class A Certificates and the Class I Certificates be rated in the highest category by the Rating Agencies. Such ratings will reflect only the views of the relevant rating agency. There is no assurance that any such rating will continue for any period of time or that it will not be revised or withdrawn entirely by such rating agency if, in its judgment, circumstances so warrant. A revision or withdrawal of such rating may have an adverse effect on the market price of the Offered Certificates. The ratings of the Class I Certificates do not address the possibility that rapid rates of principal prepayments, including prepayments resulting from a sale of the Receivables upon an Insolvency Event with respect to the Class IC Certificateholder, could result in a failure of the holders of the Class I Certificates to fully recover their investment. A security rating is not a recommendation to buy, sell or hold securities.

                             FORMATION OF THE TRUST

         The Depositor will establish the Trust by selling and assigning the Trust property, as described below, to the Trustee in exchange for the Offered Certificates. The Depositor will retain the Class IC Certificate. UAC will be responsible for servicing the Receivables pursuant to the Pooling and Servicing Agreement and will be compensated for acting as the Servicer. See "Description of the Transfer and Servicing Agreements -- Servicing Compensation and Payment of Expenses" in the Prospectus. To facilitate servicing and to minimize administrative burden and expense, the Servicer will be appointed custodian of the Receivables by the Trustee, but will not stamp the Receivables to reflect the sale and assignment of the Receivables to the Trust or make any notation of the Trust's lien on the certificates of title of the Financed Vehicles. In the absence of such notation on the certificates of title, the Trustee may not have perfected security interests in the Financed Vehicles securing the Receivables. See "Certain Legal Aspects of the Receivables" in the Prospectus. Under the terms of the Pooling and Servicing Agreement, UAC may delegate its duties as Servicer and custodian; however, any such delegation will not relieve UAC of its liability and responsibility with respect to such duties.

         The Depositor will establish, for the benefit of the Class A Certificateholders and the Class I Certificateholders and the Surety Bond Issuer, the Spread Account and will obtain the Surety Bond. Withdrawals from the Spread Account and, only after such withdrawals, draws on the Surety Bond will be made in accordance with the Pooling and Servicing Agreement in the event that sufficient funds are not available (after payment of the Monthly Servicing Fee) to distribute, in the case of Class I Monthly Interest, Class A Monthly Interest and Monthly Principal, up to the Surety Bond Amount. If the Spread Account is exhausted and there is a default under the Surety Bond, the Trust will look only to the Obligors on the Receivables and the proceeds from the repossession and sale of Financed Vehicles that secure Defaulted Receivables for distributions of interest and principal on the Certificates. In such event, certain factors, such as the Trustee's not having perfected security interests in some of the Financed Vehicles, may affect the Trust's ability to realize on the collateral securing the Receivables, and thus may reduce the proceeds to be distributed to Certificateholders. See "The Offered Certificates -- Accounts" herein and "Certain Legal Aspects of the Receivables" in the Prospectus.

                              THE RECEIVABLES POOL

         The Receivables were selected from UAFC's prime portfolio for purchase by the Depositor by several criteria, including that each Receivable: (i) has an original number of payments of not more than 84 payments and not less than 12 payments, (ii) has a remaining maturity of not more than 84 months and not less than three months, (iii) provides for level monthly payments that fully amortize the amount financed over the original term, and (iv) has a Contract Rate
(exclusive of prepaid finance charges) of not less than 6.9%. The weighted average remaining maturity of the Receivables will be approximately 69 months as of the Cutoff Date.

         Approximately 96.15% of the aggregate principal balance of the Receivables as of the Cutoff Date are simple interest contracts which provide for equal monthly payments. Approximately 3.85% of the aggregate principal balance of the Receivables as of the Cutoff Date are Precomputed Receivables (as defined in the Prospectus) originated in the State of California. All of such Precomputed Receivables are Rule of 78's Receivables (as defined in the Prospectus). Approximately 20.72% of the aggregate principal balance of the Receivables as of the Cutoff Date represent financing of new vehicles; the remainder of the Receivables represent financing of used vehicles.

         Receivables representing more than 10% of the aggregate principal balance of the Receivables as of the Cutoff Date were originated in metropolitan areas in the State of Texas. The performance of the Receivables in the aggregate could be adversely affected in particular by the development of adverse economic conditions in such metropolitan areas.

              Composition of the Receivables as of the Cutoff Date

                                                                    Aggregate          Original       Weighted
                                                   Number of        Principal         Principal        Average
                                                  Receivables        Balance           Balance          Rate
                                                  -----------    ---------------    ---------------     ------
New Automobiles and Light-Duty Trucks............     3,345     $  53,322,450.13   $  61,996,840.64     12.414%
Used Automobiles and Light-Duty Trucks...........    17,455       209,681,663.63     225,880,898.38     13.441%
New Vans (1).....................................       397         7,966,078.03       9,050,371.92     12.263%
Used Vans (1)....................................     1,935        24,787,924.18      27,182,336.46     13.285%
                                                     ------      ---------------    ---------------     ------
All Receivables..................................    23,132      $295,758,115.97    $324,110,447.40     13.211%
                                                     ======      ===============    ===============     ======


                                                      Weighted       Weighted      Percent of
                                                       Average        Average       Aggregate
                                                      Remaining      Original      Principal
                                                       Term(2)        Term(2)       Balance(3)
                                                     ----------     -----------   ------------
New Automobiles and Light-Duty Trucks..........      74.225mos.      79.077mos.       18.03%
Used Automobiles and Light-Duty Trucks.........      67.734          70.656           70.90
New Vans (1)...................................      76.439          80.580            2.69
Used Vans (1)..................................      68.398          71.585            8.38
                                                     ------          ------          ------
All Receivables................................      69.194mos.      72.520mos.      100.00%
                                                     ======          ======          ======

-----------
(1) References to vans include minivans and van conversions.
(2) Based on scheduled maturity and assuming no prepayments of the Receivables.
(3) Sum  may not equal 100% due to rounding.

        Geographic Distribution of the Receivables as of the Cutoff Date

                                                         Percent of Aggregate
       State (1)(2)                                      Principal Balance (3)
       ------------                                      ---------------------
       Arizona............................................        3.64%
       California.........................................        9.78
       Colorado...........................................        2.05
       Florida............................................        7.80
       Georgia............................................        3.43
       Illinois...........................................        6.56
       Indiana............................................        3.84
       Iowa...............................................        2.37
       Kansas.............................................        0.99
       Kentucky...........................................        0.74
       Maryland...........................................        2.73
       Michigan...........................................        2.59
       Minnesota..........................................        0.27
       Missouri...........................................        2.44
       Nebraska...........................................        0.23
       Nevada.............................................        0.42
       New Mexico.........................................        0.65
       North Carolina.....................................        9.18
       Ohio...............................................        8.14
       Oklahoma...........................................        4.04
       Oregon.............................................        0.36
       Pennsylvania.......................................        0.79
       South Carolina.....................................        3.32
       Tennessee..........................................        2.24
       Texas..............................................       13.12
       Virginia...........................................        6.30
       Washington.........................................        0.67
       Wisconsin..........................................        1.32
                                                                ------
           Total  ........................................      100.00%
                                                                ======
-------------
(1)    Based on address of the Dealer selling the related Financed Vehicle.
(2)    Receivables  originated  in Ohio were  solicited  by  Dealers  for direct
       financing  by  UAC  or  the  Predecessor.   All  other  Receivables  were
       originated by Dealers and purchased from such Dealers by UAC or the Predecessor.
(3)    Sum may not equal to 100% due to rounding.

     Distribution of the Receivables by Remaining Term as of the Cutoff Date

                                                                                                 Percentage of
       Remaining                                                 Aggregate           Average      Aggregate
       Scheduled                             Number of          Principal           Principal     Principal
      Term Range                             Receivables          Balance            Balance      Balance(1)
   ----------------                          -----------    ---------------       -----------    -------------
    0 to  6 months.......................         137       $    124,941.65       $    911.98         0.04%
    7 to 12 months.......................         699          1,537,656.06          2,199.79         0.52
   13 to 24 months.......................       1,998          7,908,904.63          3,958.41         2.67
   25 to 36 months.......................         640          4,150,906.75          6,485.79         1.40
   37 to 48 months.......................       1,324         10,920,352.31          8,248.00         3.69
   49 to 60 months.......................       3,870         43,517,017.62         11,244.71        14.71
   61 to 66 months.......................       1,552         19,485,050.71         12,554.80         6.59
   67 to 72 months.......................       5,032         71,924,038.25         14,293.33        24.32
   73 to 84 months.......................       7,880        136,189,247.99         17,282.90        46.05
                                               ------       ---------------        ----------       ------
             Total.......................      23,132       $295,758,115.97        $12,785.67       100.00%
                                               ======       ===============        ==========       ======

----------
(1)    Sum may not equal 100% due to rounding.

                 Distribution of Receivables by Financed Vehicle
                        Model Year as of the Cutoff Date


                                                                Percentage                         Percentage
                                                                 of Total         Aggregate       of Aggregate
   Model                                       Number of         Number of        Principal        Principal
   Year                                       Receivables     Receivables(1)      Balance          Balance(1)
  -------------                               -----------     --------------  ----------------    -------------
   1980 or earlier......................             3             0.01%     $      24,906.90         0.01%
   1981.................................             1             0.00             10,695.62         0.00
   1983.................................             3             0.01             12,433.41         0.00
   1984.................................             3             0.01             22,192.06         0.01
   1985.................................            10             0.04             46,034.45         0.02
   1986.................................            37             0.16            196,348.00         0.07
   1987.................................           141             0.61            530,847.90         0.18
   1988.................................           439             1.90          1,791,923.85         0.61
   1989.................................           961             4.15          5,275,309.02         1.78
   1990.................................         1,329             5.75          9,154,091.71         3.10
   1991.................................         1,923             8.31         16,092,201.92         5.44
   1992.................................         2,748            11.88         26,319,289.94         8.90
   1993.................................         3,591            15.52         39,487,837.40        13.35
   1994.................................         3,462            14.97         49,295,757.91        16.67
   1995.................................         3,224            13.94         50,486,347.42        17.07
   1996.................................         2,673            11.56         45,986,990.57        15.55
   1997.................................         2,562            11.08         50,520,474.23        17.08
   1998.................................            22             0.10            504,433.66         0.17
                                                ------           ------       ---------------       ------
     Total..............................        23,132           100.00%      $295,758,115.97       100.00%
                                                ======           ======       ===============       ======

------------
(1) Sum may not equal 100% due to rounding.



       Distribution of the Receivables by Note Rate as of the Cutoff Date

                                                                                                 Percentage of
                                                                  Aggregate          Average      Aggregate
                                                 Number of        Principal         Principal     Principal
  Note Rate Range                               Receivables        Balance           Balance      Balance(1)
  ---------------                               -----------  ----------------     ------------   --------------
  6.000 to    6.999%......................            5      $     46,351.46      $  9,270.29         0.02%
  7.000 to    7.999%......................           49           469,690.40         9,585.52         0.16
  8.000 to    8.999%......................          255         1,758,489.14         6,896.04         0.60
  9.000 to    9.999%......................          708         6,032,400.70         8,520.34         2.04
 10.000 to   10.999%......................        1,613        19,017,012.33        11,789.84         6.43
 11.000 to   11.999%......................        3,014        41,135,153.66        13,648.03        13.91
 12.000 to   12.999%......................        5,202        71,488,534.00        13,742.51        24.17
 13.000 to   13.999%......................        5,587        74,233,851.79        13,286.89        25.10
 14.000 to   14.999%......................        3,713        46,800,011.92        12,604.37        15.82
 15.000 to   15.999%......................        1,530        18,308,834.94        11,966.56         6.19
 16.000 to   16.999%......................          641         7,742,394.21        12,078.62         2.62
 17.000 to   17.999%......................          415         4,838,538.66        11,659.13         1.64
 18.000 to   18.999%......................          251         2,638,276.62        10,511.06         0.89
 19.000 to   19.999%......................           42           421,906.63        10,045.40         0.14
 20.000 to   20.999%......................           81           685,381.54         8,461.50         0.23
 21.000 to   21.999%......................           23           129,917.64         5,648.59         0.04
 24.000 to   24.999%......................            2             6,927.09         3,463.55         0.00
 25.000 to   25.999%......................            1             4,443.24         4,443.24         0.00
                                                 ------      ---------------      ----------        ------
               Total......................       23,132      $295,758,115.97      $12,785.67        100.00%
                                                 ======      ===============      ==========        ======

-------------
(1) Sum may not equal 100% due to rounding.

Delinquencies, Repossessions and Net Losses

         Set forth below is certain information concerning the experience of UAC and the Predecessor pertaining to delinquencies, repossessions, and net losses on its prime fixed rate retail automobile, light truck and van receivables serviced by UAC and the Predecessor. There can be no assurance that the delinquency, repossession, and net loss experience on the Receivables will be comparable to that set forth below.

                             Delinquency Experience
                                                      At June 30,                                     At March 31,
                                   1994                   1995                   1996                     1997
                          --------------------  ---------------------  -----------------------   ------------------------
                                       (Dollars in thousands)
                           Number of             Number of              Number of                Number of
                          Receivables   Amount  Receivables   Amount   Receivables    Amount     Receivables     Amount
                          -----------   ------  -----------   ------   -----------    ------     -----------     ------
Servicing portfolio......... 91,837    $843,245   117,837   $1,159,349   147,722    $1,548,538     171,234     $1,836,305
Delinquencies
   30-59 days...............    907    $  8,389     1,169   $   12,097     1,602    $   17,030       2,484     $   27,527
   60-89 days...............    213       2,118       377        4,124       694         7,629       1,561         18,894
   90 days or more..........    137       1,324         0            0       333         3,811         705          8,414
                              -----    --------     -----   ----------     -----    ----------       -----     ----------
Total delinquencies.........  1,257    $ 11,831     1,546   $   16,221     2,629    $   28,470       4,750     $   54,835
                              =====    ========     =====   ==========     =====    ==========       =====     ==========
Total delinquencies as a
   percent of servicing
     portfolio..............   1.37%       1.40%     1.31%        1.40%     1.78%         1.84%       2.77%          2.99%

                           Credit Loss Experience (1)

                                                         Year Ended June 30,
                            -----------------------------------------------------------------------------
                                       1994                    1995                         1996              Nine Months Ended
                            ----------------------   ------------------------     -----------------------      March 31, 1997
                                                                   (Dollars in thousands)                  ----------------------
                              Number of               Number of                    Number of               Number of
                             Receivables   Amount    Receivables      Amount      Receivables    Amount    Receivables    Amount
                             -----------   ------    -----------      ------      -----------    ------    -----------    ------
Avg. servicing portfolio(2)... 83,673     $744,149     104,455       $982,875       132,363    $1,343,770    162,120   $1,727,725

Gross charge-offs.............  1,404     $ 12,094       3,493       $ 28,628         3,663    $   40,815      4,393   $   48,923
Recoveries (4)................               6,946                     15,258                      19,543                  19,089
                                          --------                   --------                  ----------              ----------
Net losses....................            $  5,148                   $ 13,370                  $   21,272              $   29,834
                                          ========                   ========                  ==========              ==========
Gross charge-offs as a % of
 avg. servicing portfolio(3)..   1.68%       1.63%        3.34%          2.91%        2.77%          3.04%      3.61%        3.78%
Recoveries as a % of gross
 charge-offs..................              57.43%                      53.30%                      47.88%                  39.02%
Net losses as a % of avg.
 servicing portfolio(4).......               0.69%                       1.36%                       1.58%                   2.30%

--------------
(1) There is generally no recourse to Dealers under any of the receivables in the portfolio serviced by UAC or the Predecessor, except to the extent of representations and warranties made by Dealers in connection with such receivables.

(2) Equals the monthly arithmetic average, and includes receivables sold in prior securitization transactions.

(3) Variation in the size of the portfolio serviced by UAC will affect the percentages in "Gross charge-offs as a percentage of average servicing portfolio" and "Net losses as a percentage of average servicing portfolio."

(4) In fiscal 1995, the method by which recoveries are stated was changed. Currently, recoveries include recoveries on receivables previously charged off, cash recoveries and unsold repossessed assets carried at fair market value. Under the previous method, reported recoveries excluded unsold repossessed assets carried at fair market value. Prior period credit loss experience has been restated to conform to current period classifications.

(5)      Annualized

         As indicated by the above table, delinquency rates at March 31, 1997, were higher as compared to the same quarter of last year. Delinquency rates based upon outstanding loan balances of accounts 30 days past due and over were 2.99% at March 31, 1997, compared to 2.34% at March 31, 1996, for UAC's prime servicing portfolio. UAC believes the increased delinquency is primarily due to a tightening of the criteria for the deferment of accounts which became effective in February 1997. Bankrupt accounts which are included in delinquency statistics pending resolution constitute a significant portion of the overall delinquency amount. Bankrupt accounts represented 42 basis points of delinquency at March 31, 1997, compared to 38 basis points at June 30, 1996.

         Annualized net charge-offs as a percentage of the average servicing portfolio were 2.30% for the nine months ended March 31, 1997, compared to 1.58% for the year ended June 30, 1996, and 1.39% for the nine months ended March 31,

1996. Tightening of UAC's deferral policy, as discussed above, accelerated losses during the quarter ending March 31, 1997, causing quarterly statistics to be unusually high. UAC believes that the short-term effect of this change will be to increase delinquency and accelerate net charge-offs; however, UAC does not expect overall credit losses in the long-term to increase materially as a result of the change.

         The increase in net charge-offs for the nine months ended March 31,1997, compared to the nine months ended March 31, 1996, is a result of both the increase in gross charge-offs as discussed above, as well as a decline in recovery rates. Recovery rates with respect to UAC's prime servicing portfolio have declined from 53.30% for fiscal 1995 to 47.88% for fiscal 1996 and are at 39.02% for fiscal 1997 through March 31, 1997. UAC attributes the decline to a softening in current used car prices. UAC is working to improve the recovery percentage by refocusing on its recovery efforts.

         Portfolio performance continues to be within the parameters of UAC's expectations despite the recent increases in delinquency and net charge-offs. The level of credit loss risk is gauged against the potential for profit in the underwriting process. UAC has implemented various collections and underwriting changes throughout the year in order to improve portfolio performance and continues to monitor closely the performance of the portfolio and its response to policy changes.

         Overall, UAC has made strategic changes with respect to pricing and underwriting, including an increase in cut-off scores in several of its markets during the third quarter of fiscal 1996, and the implementation of a new risk scorecard in March 1997. The new scorecard is a composite credit bureau score. These changes were made with the intent of improving the overall quality of the contracts being acquired. UAC continues to focus on controlled growth with an emphasis on credit quality.

         UAC's expectations with respect to delinquency and credit loss trends constitute forward-looking statements and are subject to important factors that could cause actual results to differ materially from those projected by UAC. Such factors include, but are not limited to, general economic factors affecting obligors' ability to make timely payments on their indebtedness such as employment status, rates of consumer bankruptcy, consumer debt levels generally and the interest rates applicable thereto. In addition, credit losses are affected by UAC's ability to realize on recoveries of repossessed vehicles, including, but not limited to, the market for used cars at any given time.

                       YIELD AND PREPAYMENT CONSIDERATIONS
General

         Monthly Interest (as defined herein) on the Receivables will be distributed to Certificateholders on each Distribution Date to the extent of the Pass-Through Rate applied to the applicable Certificate Balance or Notional Principal Amount, as applicable, as of the preceding Distribution Date or the Closing Date, as applicable (after giving effect to distributions of principal on such preceding Distribution Date). See "The Offered Certificates -- Distributions on the Offered Certificates" herein. In the event of a full or partial prepayment on a Receivable, Certificateholders will receive interest for the full month of such prepayment either through the distribution of interest paid on other Receivables or from a withdrawal from the Spread Account.

         Although the Receivables will have different Contract Rates, each Receivable's Contract Rate generally will exceed the sum of (a) the weighted average of the Class A-1 Pass-Through Rate, the Class A-2 Pass-Through Rate and the Class A-3 Pass-Through Rate, (b) the per annum rate used to calculate the Surety Bond Fee, (c) the Class I Pass-Through Rate and (d) the per annum rate used to calculate the Servicing Fee. The Contract Rate on a small percentage of the Receivables, however, will be less than the foregoing sum. Disproportionate rates of prepayments between Receivables with higher and lower Contract Rates could affect the ability of the Trust to distribute Monthly Interest to Certificateholders.

         The effective yield to Certificateholders will be below the yield otherwise produced by the Pass-Through Rate because the distribution of Monthly Principal and Monthly Interest in respect of any given month will not be made until the related Distribution Date, which will not be earlier than the eighth day of the following month.

The Class I Certificates

         The Class I Certificates are interest only certificates. Although the planned amortization feature of the Class I Certificates is intended to reduce the uncertainty of prepayments with respect to the Class I Certificates, if the Receivables prepay sufficiently quickly, the Notional Principal Amount of the Class I Certificates may be reduced more quickly than provided in the Planned Notional Principal Amount Schedule, thereby reducing the yield to the holders of the Class I Certificates. The yield to maturity on the Class I Certificates will therefore be very sensitive to the rate of prepayments, including voluntary prepayments, prepayments due to liquidations, repurchases and losses and prepayments resulting from any sale of the Receivables upon an Insolvency Event relating to the Class IC Certificateholder. Prospective investors should fully consider the associated risks, including the risk that a rapid rate of prepayments could result in the failure of investors in the Class I Certificates to recoup their initial investment. See "Risk Factors" and "The Offered Certificates -- The Class I Certificates -- Calculation of Notional Principal Amount", "-- Termination Upon Insolvency Event of the Class IC Certificateholder" and "-- Class I Yield Considerations".

                              THE DEPOSITOR AND UAC

         UAC currently acquires loans from over 3,000 manufacturer franchised automobile dealerships in 27 states. UAC is an Indiana corporation, formed in December 1993 by the Predecessor to succeed to the indirect automobile finance business of the Predecessor, which the Predecessor had operated since 1986. UAC began purchasing and originating Receivables in April 1994. For the fiscal years ended June 30, 1993, 1994, 1995 and 1996 UAC and/or its Predecessor acquired prime loans aggregating $435 million, $615 million, $767 million, and $995 million, respectively, representing annual increases of 41%, 25%, and 30%, respectively. Of the $1.5 billion of loans in the servicing portfolio of UAC and its Predecessor (consisting of the principal balance of loans held for sale and securitized loans) at June 30, 1996, approximately 73.29% represented loans on used cars and approximately 26.71% represented loans on new cars.

         Additional information regarding UAC and the Depositor is set forth under "Union Acceptance Corporation and Affiliates" in the Prospectus.

                             THE SURETY BOND ISSUER

         Capital Markets Assurance Corporation is the surety bond provider (the "Surety Bond Issuer"). The Surety Bond Issuer is a New York-domiciled monoline stock insurance company which engages only in the business of financial guarantee and surety insurance. The Surety Bond Issuer is licensed in 50 states in addition to the District of Columbia, the Commonwealth of Puerto Rico and the territory of Guam. The Surety Bond Issuer insures structured asset-backed, corporate, municipal and other financial obligations in the U.S. and international capital markets. The Surety Bond Issuer also provides financial guarantee reinsurance for structured asset-backed, corporate, municipal and other financial obligations written by other major insurance companies.

         The Surety Bond Issuer's claims-paying ability is rated "Aaa" by Moody's Investors Service, Inc. ("Moody's"), "AAA" by Standard & Poor's Ratings Services ("Standard & Poor's"), "AAA" by Duff & Phelps Credit Rating Co. ("Duff & Phelps") and "AAA" by Nippon Investors Service Inc. Such ratings reflect only the views of the respective rating agencies, are not recommendations to buy, sell or hold securities and are subject to revision or withdrawal at any time by such rating agencies.

         The Surety Bond Issuer is a wholly-owned subsidiary of CapMAC Holdings Inc. ("Holdings"). Neither Holdings nor any of its stockholders is obligated to pay any claims under any surety bond issued by the Surety Bond Issuer or any debts of the Surety Bond Issuer or to make additional capital contributions to the Surety Bond Issuer.

         The Surety Bond Issuer is regulated by the Superintendent of Insurance of the State of New York. In addition, the Surety Bond Issuer is subject to regulation by the insurance laws and regulations of the other jurisdictions in which it is licensed. Such insurance laws regulate, among other things, the amount of net exposure per risk that the Surety Bond Issuer may retain, capital transfers, dividends, investment of assets, changes in control, transactions with affiliates and consolidations and acquisitions. The Surety Bond Issuer is subject to periodic regulatory examinations by the same regulatory authorities.

         The Surety Bond Issuer's obligations under the Surety Bond may be reinsured. Such reinsurance does not relieve the Surety Bond Issuer of any of its obligations under the Surety Bond.

THE SURETY BOND IS NOT COVERED BY THE PROPERTY/CASUALTY INSURANCE SECURITY FUND SPECIFIED IN ARTICLE 76 OF THE NEW YORK INSURANCE LAW.

         As of December 31, 1996 and 1995, the Surety Bond Issuer had qualified statutory capital (which consists of policyholders' surplus and contingency reserve) of approximately $260 million and $240 million, respectively, and had not incurred any debt obligations. Article 69 of the New York State Insurance Law requires the Surety Bond Issuer to establish and maintain the contingency reserve, which is available to cover claims under surety bonds issued by the Surety Bond Issuer.

         The audited financial statements of the Surety Bond Issuer prepared in accordance with generally accepted accounting principles as of December 31, 1996 and 1995 and for each of the years in the three-year period ended December 31, 1996 and the unaudited financial statements of the Surety Bond Issuer for the three-month periods ended March 31, 1997 and 1996 are made a part of this Prospectus Supplement beginning on page F-1. Copies of the Surety Bond Issuer's financial statements prepared in accordance with statutory accounting standards, which differ from generally accepted accounting principles, and filed with the Insurance Department of the State of New York are also available upon request. The Surety Bond Issuer is located at 885 Third Avenue, New York, New York 10022, and its telephone number is (212) 755-1155.

                            THE OFFERED CERTIFICATES

         The Offered Certificates will be issued pursuant to the Pooling and Servicing Agreement. Copies of the Pooling and Servicing Agreement (without exhibits) may be obtained by Certificateholders upon request in writing to the Servicer at the address set forth herein under "Reports to Certificateholders". Citations to the relevant sections of the Pooling and Servicing Agreement appear below in parentheses. The following summary does not purport to be complete and is subject to and qualified in its entirety by reference to the Pooling and Servicing Agreement.

Distributions

         In general, it is intended that the Trustee distribute to the Class A Certificateholders on each Distribution Date beginning July 9, 1997, the aggregate principal payments, including full and partial prepayments (except certain prepayments in respect of Precomputed Receivables as described below under "-- Accounts") received on the Receivables during the related Collection Period, plus the Class A Monthly Interest. Principal to be distributed to the Class A Certificateholders will be allocated on the basis of the Principal Distribution Sequence (as defined herein). It is also intended that the Trustee distribute to the Class I Certificateholders, on each Distribution Date beginning on July 9, 1997 and continuing until the Distribution Date on which the Notional Principal Amount is reduced to zero, the Class I Monthly Interest. (Section 9.04.) See "-- Distributions on the Offered Certificates". Interest to Certificateholders may be provided by a payment made by or on behalf of the Obligor, by an Advance made by the Servicer to cover interest due on a defaulted Receivable or by a withdrawal from the Spread Account. If such interest represents Monthly Interest it may be provided by a draw on the Surety Bond if there are not sufficient funds (after payment of the Monthly Servicing Fee, permitted reimbursements of outstanding Advances and after giving effect to any withdrawals from the Spread Account for the benefit of the Class A Certificateholders and the Class I Certificateholders) to pay Monthly Interest and Monthly Principal. Draws on the Surety Bond to pay Monthly Interest and Monthly Principal will be limited to the Surety Bond Amount. See "-- Sale and Assignment of Receivables" and "-- Accounts" herein.

The Class I Certificates -- Calculation of Notional Principal Amount

         The Class I Certificates are interest only planned amortization securities. The Class I Certificates are entitled to receive interest at the Class I Pass-Through Rate on the Notional Principal Amount of the Class I Certificates, initially $237,910,864.98. The planned amortization feature is intended to reduce the uncertainty to investors in the Class I Certificates with respect to prepayments because the Class I Certificates will receive interest based on their Notional Principal Amount on a principal paydown schedule rather than on the reduction in the actual Certificate Balance as a result of principal payments and prepayments, as described below. Solely for the purpose of calculating the amount payable with respect to the Class I Certificates, the Certificate Balance will be divided into two principal components, the "PAC Component" and the "Companion Component". The Notional Principal Amount will be equal to the PAC Component, originally $237,910,864.98. The sum of the PAC Component and the Companion Component will at all times equal the then aggregate unpaid Certificate Balance.

         The Pooling and Servicing Agreement establishes a schedule (the "Planned Notional Principal Amount Schedule") pursuant to which principal will be allocated to the PAC Component and the Companion Component, as described below. As the PAC Component is reduced, the Notional Principal Amount and payments to the holders of the Class I Certificates will also be reduced.

         On each Distribution Date, the Monthly Principal will be allocated first to the PAC Component up to the amount necessary to reduce the PAC Component to the amount specified in the Planned Notional Principal Amount Schedule (the "Planned Notional Principal Amount") for such Distribution Date, second, to the Companion Component until the balance thereof is reduced to zero and third, to the PAC Component, without regard to the Planned Notional Principal Amount for such Distribution Date. The foregoing allocations will be made solely for purposes of calculating the Notional Principal Amount and correspondingly, the amount of interest payable with respect to the Class I Certificates. The Class I Certificates are not entitled to receive any principal payments. The foregoing calculations will not affect distributions of principal with respect to the Class A Certificates.

                   Planned Notional Principal Amount Schedule

                                                            Planned Notional
Distribution Date in                                        Principal Amount
--------------------                                        ----------------
Initial...............................................   $    237,910,864.98
July 1997.............................................        229,536,763.96
August 1997...........................................        221,260,057.27
September 1997........................................        213,082,506.03
October 1997..........................................        205,005,898.03
November 1997.........................................        197,032,048.15
December 1997.........................................        189,162,798.70
January 1998..........................................        181,400,019.85
February 1998.........................................        173,745,609.93
March 1998............................................        166,201,495.95
April 1998............................................        158,769,633.85
May 1998..............................................        151,452,009.04
June 1998.............................................        144,250,636.72
July 1998.............................................        137,167,562.32
August 1998...........................................        130,204,861.89
September 1998........................................        123,364,642.63
October 1998..........................................        116,649,043.13
November 1998.........................................        110,060,234.05
December 1998.........................................        103,600,418.31
January 1999..........................................         97,271,831.72
February 1999.........................................         91,076,743.33
March 1999............................................         85,017,456.00
April 1999............................................         79,242,021.10
May 1999..............................................         73,555,314.51
June 1999.............................................         67,958,948.78
July 1999.............................................         62,454,561.36
August 1999...........................................         57,043,814.90
September 1999........................................         51,728,397.65
October 1999..........................................         46,510,023.78
November 1999.........................................         41,390,433.80
December 1999.........................................         36,371,394.85
January 2000..........................................         31,454,701.18
February 2000.........................................         26,642,174.44
March 2000............................................         21,935,664.17
April 2000............................................         17,337,048.06
May 2000..............................................         12,848,232.46
June 2000.............................................          8,471,152.79
July 2000.............................................          4,207,773.84
August 2000...........................................             60,090.29
September 2000........................................                  0.00



The Class I Certificates will not be entitled to any distributions after the Notional Principal Amount has been reduced to zero.

Class I Yield Considerations

         Although the planned amortization feature of the Class I Certificates is intended to reduce the uncertainty relating to prepayments of the Receivables with respect to the Class I Certificates, the yield to maturity of the Class I Certificates will remain extremely sensitive to the prepayment experience of the Receivables, including voluntary prepayments, prepayments due to liquidations, repurchases and losses and prepayments resulting from any sale of the Receivables upon an Insolvency Event relating to the Class IC Certificateholder. Prospective investors should fully consider the associated risks, including the risk that such investors may not fully recover their initial investment. In particular, investors in the Class I Certificates should note that they will not be entitled to any distributions after the Notional Principal Amount of the Class I Certificates has been reduced to zero, and that Receivables may be repurchased due to breaches of representations. See also "--Termination Upon Insolvency Event of the Class IC Certificateholder" and "Risk Factors" herein.

         The following tables illustrate the significant effect that prepayments on the Receivables have upon the yield to maturity of the Class I Certificates. The first table assumes that the Receivables have been aggregated into five hypothetical pools having the characteristics described therein and that the level scheduled monthly payment for each of the five pools (which is based on its principal balance, weighted average Contract Rate, weighted average remaining term as of the Cutoff Date and its weighted average original term) will be such that such pool will be fully amortized by the end of its weighted average remaining term. Based on such hypothetical pools, the second table shows the approximate hypothetical pre-tax yields to maturity of the Class I Certificates, stated on a corporate bond equivalent basis, under five different prepayment assumptions based on the assumed purchase price and the ABS prepayment model described below.

                                                     Weighted Average          Weighted Average
            Cutoff Date        Weighted Average      Remaining Term to         Original Term to
Pool     Principal Balance      Note Rate          Maturity (in Months)      Maturity (in Months)
----     -----------------     ----------------    --------------------      --------------------
  1     $   13,722,409.09           12.135%               21                          56
  2         10,920,352.31           14.094                46                          47
  3         43,517,017.62           13.487                58                          60
  4        109,241,691.36           13.291                70                          72
  5        118,356,645.59           13.079                80                          82


         For purposes of the table, it is also assumed that (i) the purchase price of the Class I Certificates is as set forth below, (ii) the Receivables have the characteristics set forth under "The Receivables Pool" herein, (iii) the Receivables prepay monthly at the specified percentages of ABS as set forth in the table below, (iv) prepayments representing prepayments in full of individual Receivables are received on the last day of the month and include a full month's interest thereon, (v) the Closing Date for the Offered Certificates is June 13, 1997, (vi) distributions on the Offered Certificates are made, in cash, on the ninth day of each month, commencing on July 9, 1997, (vii) no defaults or delinquencies in the payment of the Receivables are experienced, and
(viii) no Receivable is repurchased for breach of representation and warranty or otherwise.

       Sensitivity of the Yield on the Class I Certificates to Prepayments
                      1.0%        1.6%      1.8%       2.5%        3.0%
         Price(1)     ABS         ABS       ABS        ABS         ABS
        --------     ------      -----      -----      -----      -----
        2.423333%    27.815      6.800%     6.800      6.800    - 2.553%
-----------------
(1)      Expressed as a percentage of the original Notional Principal Amount.

         Based on the assumptions described above and assuming a purchase price of 2.423333% at approximately 2.8930% ABS, the pre-tax yield to maturity of the Class I Certificates would be approximately 0%.

         It is highly unlikely that the Receivables will prepay at a constant rate until maturity or that all of the Receivables will prepay at the same rate. The foregoing table assumes that each Receivable bears interest at its specified Contract Rate, has the same remaining amortization term, and prepays at the same rate. In fact, receivables will prepay at different rates and have different terms.

         The yields set forth in the preceding table were calculated by determining the monthly discount rates which, when applied to the assumed stream of cash flows to be paid on the Class I Certificates, would cause the discounted present value of such assumed cash flows to equal the assumed purchase price of such Class I Certificates and by converting such monthly rates to corporate bond equivalent rates. Such calculations do not take into account variations that may occur in the interest rates at which investors may be able to reinvest funds received by them as distributions on the Class I Certificates and consequently do not purport to reflect the return on any investment in the Class I Certificates when such reinvestment rates are considered.

         The Receivables will not necessarily have the characteristics assumed above, and there can be no assurance that (i) the Receivables will prepay at any of the rates shown in the table or at any other particular rate or will prepay proportionately, (ii) the pre-tax yield on the Class I Certificates will correspond to any of the pre-tax yields shown above or (iii) the aggregate purchase price of the Class I Certificates will be equal to the purchase price assumed. Because the Receivables will include Receivables that have remaining terms to stated maturity shorter or longer than those assumed and Contract Rates higher or lower than those assumed, the pre-tax yield on the Class I Certificates may differ from those set forth above, even if all of the Receivables prepay at the indicated constant prepayment rates.

         Prepayments on automotive receivables can be measured relative to a prepayment standard or model. The model used in this Prospectus Supplement, the Absolute Prepayment Model ("ABS"), represents an assumed rate of prepayment each month relative to the original number of receivables in a pool of receivables. ABS further assumes that all the receivables are the same size and amortize at the same rate and that each receivable in each month of its life will either be paid as scheduled or be prepaid in full. For example, in a pool of receivables originally containing 10,000 receivables, a 1% ABS rate means that 100 receivables prepay each month. ABS does not purport to be an historical description of prepayment experience or a prediction of the anticipated rate of prepayment of any pool of receivables, including the Receivables.

Sale and Assignment of Receivables

         Certain  information  with respect to the conveyance of the Receivables
(i) from Union Acceptance Funding Corporation ("UAFC") to the Depositor pursuant to the Purchase Agreement dated as of June 1, 1997, among UAFC, UAC and the Depositor and (ii) from the Depositor to the Trust pursuant to the Pooling and Servicing Agreement is set forth under "Description of the Transfer and Servicing Agreements -- Sale and Assignment of the Receivables" in the Prospectus.

Accounts

         In addition to the Certificate Account, the property of the Trust will include the Spread Account and the Payahead Account.

         Spread Account. On the Closing Date, the Depositor will establish the Spread Account. Thereafter, the amount held in the Spread Account will be increased up to the Required Spread Amount by the deposit thereto of payments on the Receivables not utilized to make payments to the Certificateholders (other than the Class IC Certificateholder), the Surety Bond Issuer and the Servicer for the Monthly Servicing Fee and any permitted reimbursements of outstanding Advances on any Distribution Date. While it is intended that the Spread Account will grow over time to equal the Required Spread Amount through monthly deposits of excess collections on the Receivables, if any, there can be no assurance that such growth will actually occur. The Spread Account will be established for the benefit of the Class A Certificateholders, the Class I Certificateholders and the Surety Bond Issuer. On each Distribution Date, any amounts on deposit in the Spread Account after the payment of any amounts owed to the Surety Bond Issuer in excess of the Required Spread Amount will be withdrawn from the Spread Account and distributed to the Class IC Certificateholder.

         Under the terms of the Pooling and Servicing Agreement, the Trustee will withdraw funds from the Spread Account and transfer them to the Certificate Account for any deficiency of Monthly Interest or Monthly Principal as further described below under "-- Distributions on the Offered Certificates", to the extent available, prior to making any draw on the Surety Bond.

         In the event that the balance of the Spread Account is reduced to zero and there is a default under the Surety Bond on any Distribution Date, the Trust will depend solely on current distributions on the Receivables to make distributions of principal and interest on the Certificates. Any reduction in the principal balance of the Receivables due to losses on the Receivables will also result in a reduction of the Notional Principal Amount of the Class I Certificates. In addition, because the market value of motor vehicles generally declines with age and because of difficulties that may be encountered in enforcing motor vehicle contracts as described in the Prospectus under "Certain Legal Aspects of the Receivables," the Servicer may not recover the entire amount due on such Receivables in the event of a repossession and resale of a Financed Vehicle securing a Receivable in default. In such event, the Certificateholders may suffer a corresponding loss. Any such losses would be borne pro rata by the Class A Certificateholders and Class I Certificateholders.

         Payahead Account. The Servicer will establish an additional account (the "Payahead Account"), in the name of the Trustee and for the benefit of Obligors on the Receivables, into which, to the extent required by the Pooling and Servicing Agreement, early payments by or on behalf of Obligors on Precomputed Receivables will be deposited until such time as the payment becomes due. Until such time as payments are transferred from the Payahead Account to the Certificate Account, they will not constitute collected interest or collected principal and will not be available for distribution to Certificateholders. The Payahead Account will initially be maintained with the Trustee. Interest earned on the balance in the Payahead Account will be remitted to the Servicer monthly. Collections on a Precomputed Receivable made during a Collection Period shall be applied first to any overdue scheduled payment on such Receivable, then to the scheduled payment on such Receivable due in such Collection Period. If any collections remaining after the scheduled payment is made are insufficient to prepay the Precomputed Receivable in full, then generally such remaining collections shall be transferred to and kept in the Payahead Account until such later Collection Period as the collections may be retransferred to the Certificate Account and applied either to a later scheduled payment or to prepay such Receivable in full.

Advances

         With respect to each Receivable delinquent more than 30 days at the end of a Collection Period, the Servicer will make an Advance in an amount equal to 30 days of interest, but only to the extent that the Servicer in its sole discretion, expects to recoup the Advance from subsequent collections on the Receivable. The Servicer will deposit the Advance in the Certificate Account on or before the fifth calendar day of the month following the Collection Period. The Servicer will recoup its Advance from subsequent payments by or on behalf of the respective Obligor, from insurance proceeds or, upon the Servicer's determination that reimbursement from the preceding sources is unlikely, will recoup its Advance from any collections made on other Receivables. (Section 9.05.)

Distributions on the Class IC Certificate

         The Class IC Certificate will be initially issued to the Depositor and will entitle it to receive monthly all funds held in the Spread Account in excess of the Required Spread Amount after payment of all amounts owed to the Surety Bond Issuer. Upon termination of the Trust the Class IC Certificateholder is entitled to receive any amounts remaining in the Spread Account (only after all required payments to the Surety Bond Issuer are made) after the payment of expenses and distributions to Certificateholders. See "-- Accounts" above.

Distributions on the Offered Certificates

         The Servicer will deposit in the Certificate Account the amount of payments on all Receivables received with respect to the preceding Collection Period. All such payments on the Simple Interest Receivables, the scheduled payments on Precomputed Receivables, plus the net amount to be transferred from the Payahead Account to the Certificate Account for the related Distribution Date, all Advances for such Collection Period and the Purchase Amount for all Receivables that became Purchased Receivables during the preceding Collection Period, will be available for distribution pursuant to the terms of the Pooling and Servicing Agreement on the next succeeding Distribution Date ("Available
Funds"). The Servicer will determine the amount of funds necessary to make distributions of Monthly Principal and Monthly Interest to the Certificateholders and to pay the Monthly Servicing Fee to the Servicer. If there is a deficiency with respect to Monthly Interest or Monthly Principal on any Distribution Date, after giving effect to payments of the Monthly Servicing Fee and permitted reimbursements of outstanding Advances to the Servicer on such Distribution Date, the Servicer will withdraw amounts, to the extent available, from the Spread Account, in the amount of such deficiency and notify the Trustee of any remaining deficiency, whereupon the Trustee will draw on the Surety Bond, up to the Surety Bond Amount, to pay Monthly Interest and Monthly Principal. Moreover, if the Available Funds for a Distribution Date are insufficient to pay current and past due Surety Bond Fees, and other amounts owed to the Surety Bond Issuer, pursuant to the Insurance Agreement, plus accrued interest thereon, to the Surety Bond Issuer, the Servicer will notify the Trustee of such deficiency, and the amount, if any, then on deposit in the Spread Account (after giving effect to any withdrawal to satisfy a deficiency described in this and the preceding sentences) will be available to cover such deficiency.

         If acceptable to each Rating Agency without a reduction in the rating of any class of Offered Certificates, the Monthly Servicing Fee due to the Servicer in respect of each Collection Period will be distributed to the Servicer during such Collection Period from Collections during such Collection Period.

         On each Distribution Date, the Trustee will apply or cause to be applied the Available Funds (plus, to the extent required for payment of Monthly Interest or Monthly Principal any amounts withdrawn from the Spread Account or drawn on the Surety Bond, as applicable) to make the following payments in the following priority:

         (a) without duplication, an amount equal to the sum of the amount of outstanding Advances in respect of Receivables (x) that became Defaulted Receivables during the prior Collection Period plus (y) that the Servicer determines to be unrecoverable, to the Servicer;

         (b) the Monthly Servicing Fee, including any overdue Monthly Servicing Fee, to the Servicer, to the extent not previously distributed to the Servicer;


         (c) pro rata, (y) Monthly Principal, in accordance with the Principal Distribution Sequence (described below), and Class A Monthly Interest, including any overdue Monthly Principal and Class A Monthly Interest, to the Class A Certificateholders and (z) Class I Monthly Interest, including any overdue Class I Monthly Interest, to the Class I Certificateholders;

         (d)      the Surety Bond Fee to the Surety Bond Issuer;

         (e) the amount of recoveries of Advances (to the extent such recoveries have not previously been reimbursed to the Servicer pursuant to clause (a) above), to the Servicer;

         (f) the aggregate amount of any unreimbursed draws on the Surety Bond payable to the Surety Bond Issuer, under the Insurance Agreement, for Class A Monthly Interest, Class I Monthly Interest and Monthly Principal, plus accrued interest thereon and any other amounts owing to the Surety Bond Issuer under the Insurance Agreement; and

         (g)      the balance into the Spread Account.

         After all distributions pursuant to clauses (a) through (g) above have been made for each Distribution Date, the amount of funds remaining in the Spread Account on such date, if any, in excess of the Required Spread Amount, will be distributed by the Trustee to the Class IC Certificateholder. Any amounts so distributed to the Class IC Certificateholder will no longer be property of the Trust and Certificateholders will have no rights with respect thereto.

         If on any Distribution Date there are not sufficient Available Funds (together with amounts withdrawn from the Spread Account and/or the Surety Bond) to pay the distribution required by (c) above, the Available Funds distributable thereunder shall be distributed proportionately on the basis of the ratio of the required distribution due each of the Class A Certificateholders and the Class I Certificateholders, respectively, to the sum of the distributions required by
(c) to the Class A Certificateholders and the Class I Certificateholders. The amount so distributed to the Class A Certificateholders hereunder shall be allocated first to Class A Monthly Interest, and second to Monthly Principal pro rata among the Class A Certificateholders.

         "Monthly Interest" for any Distribution Date will equal the sum of the Class A Monthly Interest and the Class I Monthly Interest.

         "Class A Monthly Interest" for any Distribution Date will equal the sum of Class A-1 Monthly Interest, Class A-2 Monthly Interest and Class A-3 Monthly Interest.
         "Class A-1 Monthly Interest" will equal (i) for the first Distribution Date, the product of the following: (one-twelfth of the Class A-1 Pass-Through
Rate) multiplied by (the number of days remaining in the month of the Closing Date (assuming a 30 day month) from the Closing Date divided by 30) multiplied by (the Class A-1 Certificate Balance at the Closing Date) and (ii) with respect to each subsequent Distribution Date, the product of one-twelfth of the Class A-1 Pass-Through Rate and the Class A-1 Certificate Balance on the preceding Distribution Date (after giving effect to any distribution of Monthly Principal required to be made on such preceding Distribution Date).

         "Class A-2 Monthly Interest" will equal (i) for the first Distribution Date, the product of the following: (one-twelfth of the Class A-2 Pass-Through
Rate) multiplied by (the number of days remaining in the month of the Closing Date (assuming a 30 day month) from the Closing Date divided by 30) multiplied by (the Class A-2 Certificate Balance at the Closing Date) and (ii) with respect to each subsequent Distribution Date, the product of one-twelfth of the Class A-2 Pass-Through Rate and the Class A-2 Certificate Balance on the preceding Distribution Date (after giving effect to any distribution of Monthly Principal required to be made on such preceding Distribution Date).

         "Class A-3 Monthly Interest" will equal (i) for the first Distribution Date, the product of the following: (one-twelfth of the Class A-3 Pass-Through
Rate) multiplied by (the number of days remaining in the month of the Closing Date (assuming a 30 day month) from the Closing Date divided by 30) multiplied by (the Class A-3 Certificate Balance at the Closing Date) and (ii) with respect to each subsequent Distribution Date, the product of one-twelfth of the Class A-3 Pass-Through Rate and the Class A-3 Certificate Balance on the preceding Distribution Date (after giving effect to any distribution of Monthly Principal required to be made on such preceding Distribution Date).

         "Monthly Principal" for any Distribution Date will equal the amount necessary to reduce the Certificate Balance to the aggregate unpaid principal balance of the Receivables on the last day of the preceding Collection Period; provided, however, that Monthly Principal on the final scheduled Distribution Date for each class of Class A Certificates will be increased by the amount, if any, which is necessary to reduce the Certificate Balance of such class to zero on such date. For the purpose of determining Monthly Principal, the unpaid principal balance of a Defaulted Receivable or a Purchased Receivable is deemed to be zero on and after the last day of the Collection Period in which such Receivable became a Defaulted Receivable or a Purchased Receivable.

         "Principal Distribution Sequence" means that Monthly Principal shall be distributed among the Class A Certificateholders in the following sequence: (i) to the Class A-1 Certificateholders until the Class A-1 Certificate Balance has been reduced to zero; (ii) to the Class A-2 Certificateholders until the Class A-2 Certificate Balance has been reduced to zero; and (iii) to the Class A-3 Certificateholders until the Class A-3 Certificate Balance has been reduced to zero.

         "Class I Monthly Interest" will equal (i) for the first Distribution Date, the product of the following: (one-twelfth of the Class I Pass-Through
Rate) multiplied by (the number of days remaining in the month of the Closing Date (assuming a 30 day month) from the Closing Date divided by 30) multiplied by (the Notional Principal Amount at the Closing Date) and (ii) with respect to each subsequent Distribution Date, the product of one-twelfth of the Class I Pass-Through Rate and the Notional Principal Amount on the preceding Distribution Date (after giving effect to any application of Monthly Principal on such preceding Distribution Date).

         "Surety Bond Fee" for any Distribution Date will equal one-twelfth of the product of the Surety Bond per annum fee rate set forth in the Insurance Agreement and the Certificate Balance calculated as of the first day of the Collection Period to which such Distribution Date relates and payable monthly in arrears.

         "Defaulted Receivable" will mean, for any Collection Period, a Receivable as to which any of the following has occurred: (i) any payment is 120 days or more delinquent as of the last day of such Collection Period; (ii) the Financed Vehicle that secures the Receivable has been repossessed; or (iii) the Receivable has been determined to be uncollectable in accordance with the Servicer's customary practices on or prior to the last day of such Collection Period; provided, however, that any Receivable which the Depositor or the Servicer is obligated to repurchase or purchase pursuant to the Pooling and Servicing Agreement shall be deemed not to be a Defaulted Receivable.

         As an administrative convenience, the Servicer will be permitted to make the deposit of Collections and aggregate Advances and Purchase Amounts for or with respect to the Collection Period, net of distributions to be made to the Servicer or Depositor with respect to the Collection Period. The Servicer, however, will account to the Trustee and to the Certificateholders as if all deposits and distributions were made individually. (Section 9.06.)

         The following chart sets forth an example of the application of the foregoing provisions to a monthly distribution:

June 1-30  ...................Collection  Period.  The Servicer receives monthly payments, prepayments, and other proceeds in respect of the Receivables and deposits them in the Certificate Account. The Servicer may deduct the Monthly Servicing Fee from such deposits.

June 30  .....................Record  Date.  Distributions  on the  Distribution
                              Date are made to Certificateholders of record at the close of business on this date.

July 5  ......................On the  fifth  calendar  day  after the end of the
                              Collection Period (the "Determination Date") the Servicer notifies the Trustee of the amounts to be distributed on the Distribution Date and of any deficiencies.

July 9........................On the third business day after the  Determination
                              Date (the "Distribution Date") the Trustee withdraws funds from the Spread Account and/or draws on the Surety Bond, if necessary, to pay Monthly Principal and Monthly Interest to Certificateholders as described herein. The Trustee distributes to Certificateholders amounts payable in respect of the Offered Certificates, and pays the Monthly Servicing Fee to the extent not previously paid, the Surety Bond Fee and any amounts owing to the Surety Bond Issuer.


The Surety Bond

         On or before the Closing Date, the Depositor and UAC, in its individual capacity and as Servicer, and the Surety Bond Issuer will enter into an Insurance and Reimbursement Agreement (the "Insurance Agreement") pursuant to which the Surety Bond Issuer will issue the Surety Bond. Under the terms of the

Pooling and Servicing Agreement, after withdrawal of any amounts in the Spread Account with respect to a Distribution Date to pay a deficiency in Monthly Interest or Monthly Principal, the Trustee will be authorized to draw on the Surety Bond for the benefit of the Class A Certificateholders and the Class I Certificateholders and credit the Certificate Account for such draws as described above under "--Distributions on the Offered Certificates." The maximum amount that may be drawn under the Surety Bond on any Distribution Date is limited to the Surety Bond Amount for such Distribution Date. The Surety Bond Amount, with respect to any Distribution Date, shall equal (x) the sum of (A) the lesser of (i) the Certificate Balance (after giving effect to any distribution of Available Funds and any funds withdrawn from the Spread Account to pay Monthly Principal on such Distribution Date) and (ii) the Net Principal Surety Bond Amount, plus (B) Class A Monthly Interest, plus (C) Class I Monthly Interest, plus (D) the Monthly Servicing Fee; less (y) all amounts on deposit in the Spread Account on such Distribution Date. "Net Principal Surety Bond Amount" means the Certificate Balance as of the first Distribution Date minus all amounts previously drawn on the Surety Bond or from the Spread Account with respect to Monthly Principal.

         The Surety Bond Issuer will be entitled to receive the Surety Bond Fee and certain other amounts on each Distribution Date as described under "--Distributions on the Offered Certificates" and to receive amounts on deposit in the Spread Account as described above under "--Accounts." The Surety Bond Issuer will not be entitled to reimbursement of any amounts from the Certificateholders. The Surety Bond Issuer's obligation under the Surety Bond is irrevocable. The Surety Bond Issuer will have no obligation other than its obligations under the Surety Bond to the Certificateholders or the Trustee.

         In the event that the balance in the Spread Account is reduced to zero and there has been a default under the Surety Bond, the Trust may depend solely on current collections on the Receivables to make distributions of principal and interest on the Offered Certificates. Any reduction in the principal balance of the Receivables due to losses on the Receivables may also result in a reduction of the Notional Principal Amount of the Class I Certificates. In addition, because the market value of motor vehicles generally declines with age and because of difficulties that may be encountered in enforcing motor vehicle contracts as described in the Prospectus under "Certain Legal Aspects of the Receivables," the Servicer may not recover the entire amount due on such Receivables in the event of a repossession and resale of a Financed Vehicle securing a Receivable in default. In such event, the Certificateholders may suffer a corresponding loss. Any such losses would be borne pro rata by the Class A Certificateholders and Class I Certificateholders. See " -- Distributions on the Offered Certificates."

Unlimited Liability of the Class IC Certificateholder

         The Class IC Certificateholder has agreed to assume unlimited personal liability to any creditor of the Trust (other than the Trustee and the Certificateholders in certain circumstances). Third party creditors may rely on such agreement as third-party beneficiaries. (Section 7.08.)

Termination Upon Insolvency Event of the Class IC Certificateholder

         If an Insolvency Event (as defined below) occurs with respect to the Class IC Certificateholder, the Class IC Certificateholder will promptly give notice to the Trustee of such event. Under the terms of the Pooling and Servicing Agreement, within 15 days of such notice, the Trustee shall (i) publish a notice of such Insolvency Event stating that the Trustee intends to sell, dispose of, or otherwise liquidate the Receivables in a commercially reasonable manner and (ii) send written notice to the Certificateholders requesting instructions from such holders. Unless instructed otherwise within a specified period by holders of more than 51% of the Certificate Balance and holders of more than 51% of the Notional Principal Amount of the Class I Certificates or unless otherwise prohibited by applicable law, the Trustee will sell, dispose of or otherwise liquidate the Receivables in a commercially reasonable manner and on commercially reasonable terms. The proceeds from the sale, disposition or liquidation of the Receivables will be distributed pro rata to the Class A Certificateholders and the Class I Certificateholders, each in respect of their remaining capital investment, and the Trustee will then distribute amounts owing the Surety Bond Issuer and the Class IC Certificateholder and proceed to wind up and terminate the Trust. If such proceeds are not sufficient to pay any accrued and unpaid Class A Monthly Interest, Monthly Principal, the remaining Pool Balance and any accrued but unpaid Class I Monthly Interest and the Surety Bond Issuer in full, the Spread Account may not be available to cover such deficiency, and the holders of the Offered Certificates could incur a loss. The Surety Bond is not available to pay such shortfall. Furthermore, any distributions of such proceeds will have the same effect as a prepayment of the Receivables and would affect the yield on the Class A Certificates and could significantly affect the yield on the Class I Certificates. (Section 16.03.)

         An "Insolvency Event" means, with respect to the Class IC Certificateholder, (i) the entry of a decree or order by a court or agency or supervisory authority having jurisdiction in the premises for the appointment of a trustee in bankruptcy for the Class IC Certificateholder in any insolvency, readjustment of debt, marshalling of assets and liabilities, or similar proceedings, or for the winding up or liquidation of the Class IC Certificateholder's affairs, and the continuance of any such decree or order unstayed and in effect for a period of 60 consecutive days; or (ii) the consent by the Class IC Certificateholder to the appointment of a trustee in bankruptcy in any insolvency, readjustment of debt, marshalling of assets and liabilities, or similar proceedings of or relating to the Class IC Certificateholder or of or relating to substantially all of its property; or (iii) the Class IC Certificateholder admits in writing its inability to pay its debts generally as they become due, files a petition to take advantage of any applicable insolvency or reorganization statute, makes an assignment for the benefit of its creditors, or voluntarily suspends payment of its obligations. The Depositor, the initial Class IC Certificateholder, is a special purpose corporation the activities of which are circumscribed by its charter with a view to reducing any risk of its bankruptcy.

         In the event of a liquidation of the Trust due to an Insolvency Event with respect to the Class IC Certificateholder, the Surety Bond will not be available to pay a deficiency if the liquidation proceeds are less than the Certificate Balance of the Receivables at the time of such liquidation.

Rights of the Surety Bond Issuer upon Events of Default, Amendment or Waiver

         Upon the occurrence of an Event of Default, the Surety Bond Issuer, or the Trustee upon the consent of the Surety Bond Issuer, will be entitled to appoint a successor Servicer. In addition to the events constituting an Event of Default as described in the Prospectus, the Pooling and Servicing Agreement will also permit the Surety Bond Issuer to appoint a successor Servicer and to redirect payments made under the Receivables to the Trustee upon the occurrence of certain additional events involving a failure of performance by the Servicer or a material misrepresentation made by the Servicer under the Insurance Agreement.

         The Pooling and Servicing Agreement cannot be amended or any provisions thereof waived without the consent of the Surety Bond Issuer if such amendment or waiver would have a materially adverse effect upon the rights of the Surety Bond Issuer.

                              ERISA CONSIDERATIONS

         Subject to the considerations set forth under "ERISA Considerations" in the Prospectus, the Class A Certificates and the Class I Certificates may be eligible for purchase by an employee benefit plan or an individual retirement account (a "Plan") subject to Title I of ERISA or Section 4975 of the Internal Revenue Code of 1986, as amended (the "Code"). A fiduciary of a Plan must determine that the purchase of a Class A Certificate or of a Class I Certificates is consistent with its fiduciary duties under ERISA and does not result in a nonexempt prohibited transaction as defined in Section 406 of ERISA or Section 4975 of the Code. For additional information regarding treatment of the Class A Certificates and the Class I Certificates under ERISA, see "ERISA Considerations" in the Prospectus.

                                  UNDERWRITING

         Under the terms and subject to the conditions set forth in the underwriting agreement for the sale of the Offered Certificates, dated June ___, 1997, the Depositor has agreed to sell and each of the underwriters named below (the "Underwriters") severally agreed to purchase the principal amount of the Offered Certificates set forth opposite its name below:

                                                                                                   Notional
                                            Principal          Principal          Principal        Principal
                                              Amount            Amount             Amount          Amount of
                                          of Class A-1       of Class A-2       of Class A-3        Class I
   Underwriters                           Certificates       Certificates       Certificates     Certificates
   ------------                           ------------       ------------       ------------     ------------
Salomon Brothers Inc.................. $                  $                 $                     $
Bear, Stearns & Co. Inc...............
                                       --------------     ---------------   -----------------     --------------
Total ................................ $                  $                 $                     $
                                       ==============     ===============   =================     ==============

         In the underwriting agreement, the Underwriters have agreed, subject to the terms and conditions set forth therein, to purchase all the Offered Certificates offered hereby if any of the Offered Certificates are purchased.

         The Underwriters propose to offer part of the Offered Certificates directly to the public at the prices set forth on the cover page hereof, and part to certain dealers at a price that represents a concession not in excess of ______% of the denominations of the Class A-1 Certificates, ______% of the denominations of the Class A-2 Certificates, ________% of the denominations of the Class A-3 Certificates or ________% of the gross proceeds of the Class I Certificates. The Underwriters may allow and such dealers may reallow a concession not in excess of ________% of the denominations of the Class A-1 Certificates, ________% of the denominations of the Class A-2 Certificates, _________% of the denominations of the Class A-3 Certificates or ________% of the gross proceeds of the Class I Certificates to certain other dealers.

         The Depositor and UAC have agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act.

         The Depositor has been advised by the Underwriters that the Underwriters presently intend to make a market in the Offered Certificates, as permitted by applicable laws and regulations. The Underwriters are not obligated, however, to make a market in the Offered Certificates and any such market-making may be discontinued at any time at the sole discretion of the Underwriters. Accordingly, no assurance can be given as to the liquidity of, or trading markets for, the Offered Certificates.

                                 LEGAL OPINIONS

         Certain legal matters relating to the Offered Certificates will be passed upon for the Depositor by Barnes & Thornburg, Indianapolis, Indiana, and for the Underwriters by Cadwalader, Wickersham & Taft. Certain federal income tax consequences with respect to the Offered Certificates will be passed upon for the Depositor by Cadwalader, Wickersham & Taft.

                                     EXPERTS

         The financial statements of the Surety Bond Issuer, Capital Markets Assurance Corporation, as of December 31, 1996 and 1995 and for each of the years in the three-year period ended December 31, 1996 are included herein beginning on page F-1 and have been audited by KPMG Peat Marwick LLP, independent certified public accountants, as set forth in their audit report thereon and are included in reliance upon the authority of such firm as experts in accounting and auditing.

         The report of KPMG Peat Marwick LLP covering the financial statements noted above refers to Capital Markets Assurance Corporation's adoption at December 31, 1993 of Financial Accounting Standards Board's Statement of Financial Accounting Standards No. 115, "Accounting for Certain Investments in Debt and Equity Securities."

                            INDEX OF PRINCIPAL TERMS

     TERM                                                             PAGE
     ABS  ....................................................          S-23
     Available Funds  ........................................          S-25
     Certificates    .........................................           S-3
     Certificate Balance......................................           S-4
     Class A Certificates     ................................           S-3
     Class A Monthly Interest  ...............................          S-26
     Class A Certificateholders    ...........................      S-1, S-4
     Class A-1 Certificate Balance............................           S-4
     Class A-1 Certificateholders.............................           S-4
     Class A-1 Final Scheduled Distribution Date..............           S-1
     Class A-1 Monthly Interest  .............................          S-26
     Class A-1 Pass-Through Rate..............................           S-4
     Class A-2 Certificate Balance............................           S-4
     Class A-2 Certificateholders.............................           S-4
     Class A-2 Final Scheduled Distribution Date..............           S-1
     Class A-2 Monthly Interest  .............................          S-26
     Class A-2 Pass-Through Rate..............................           S-4
     Class A-3 Certificate Balance............................           S-4
     Class A-3 Certificateholders.............................           S-4
     Class A-3 Final Scheduled Distribution Date..............           S-1
     Class A-3 Monthly Interest  .............................          S-26
     Class A-3 Pass-Through Rate..............................           S-4
     Class I Certificateholders     ..........................           S-5
     Class I Certificates    .................................           S-5
     Class I Monthly Interest  ...............................          S-27
     Class I Pass-Through Rate    ............................           S-5
     Class IC Certificate    .................................           S-1
     Class IC Certificateholder    ...........................           S-8
     Closing Date    .........................................           S-3
     Code   ..................................................          S-29
     Companion Component......................................     S-6, S-20
     Cutoff Date    ..........................................           S-1
     Defaulted Receivable ....................................          S-27
     Depositor    ............................................      S-1, S-3
     Determination Date.......................................          S-27
     Distribution Date   .....................................S-1, S-4, S-27
     Duff & Phelps............................................          S-18
     ERISA    ................................................          S-10
     Holdings.................................................          S-18
     Insolvency Event  .......................................          S-29
     Insurance Agreement .....................................          S-27
     Moody's..................................................          S-18
     Monthly Interest  .......................................          S-26
     Monthly Principal  ......................................     S-4, S-26
     Monthly Servicing Fee....................................           S-5
     Net Principal Surety Bond Amount.........................     S-9, S-28
     Notional Principal Amount................................           S-6
     Offered Certificates   ..................................           S-1
     Optional Sale     .......................................           S-9
     Original Notional Principal Amount.......................           S-5

     PAC Component............................................     S-6, S-20
     Payahead Account ........................................          S-24
     Plan  ...................................................          S-29
     Planned Notional Principal Amount........................          S-20
     Planned Notional Principal Amount Schedule  .............     S-6, S-20
     Pool Balance     ........................................           S-4
     Pooling and Servicing Agreement     .....................           S-3
     Principal Distribution Sequence..........................          S-26
     Rating Agency............................................           S-9
     Receivables    ..........................................           S-1
     Record Date    ..........................................           S-4
     Required Spread Amount    ...............................           S-8
     Servicer    .............................................           S-3
     Spread Account...........................................           S-7
     Standard & Poor's........................................          S-18
     Surety Bond..............................................      S-1, S-8
     Surety Bond Amount.......................................           S-9
     Surety Bond Fee .........................................          S-27
     Surety Bond Issuer ......................................     S-9, S-18
     Trust    ................................................           S-1
     Trustee    ..............................................           S-3
     UAC    ..................................................           S-3
     UAFC   ..................................................          S-23
     Underwriters  ...........................................          S-30

                      CAPITAL MARKETS ASSURANCE CORPORATION

                              FINANCIAL STATEMENTS

                        DECEMBER 31, 1996, 1995 and 1994

                   (With Independent Auditors' Report Thereon)

                          Independent Auditors' Report


The Board of Directors
Capital Markets Assurance Corporation:


We have audited the accompanying balance sheets of Capital Markets Assurance Corporation as of December 31, 1996 and 1995 and the related statements of income, stockholder's equity and cash flows for each of the years in the three-year period ended December 31, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Capital Markets Assurance Corporation as of December 31, 1996 and 1995 and the results of its operations and its cash flows for each of the years in the three-year period ended December 31, 1996 in conformity with generally accepted accounting principles.




                                              /s/ KPMG Peat Marwick LLP


January 29, 1997

                      Capital Markets Assurance Corporation
                                 Balance Sheets
                  (Dollars in thousands, except per share data)


                                                    ASSETS

                                                                            December 31    December 31
                                                                                   1996           1995
------------------------------------------------------------------------------------------------------
Investments:
Bonds at fair value (amortized cost $294,861 at December 31,
1996 and $210,651 at December 31, 1995)                                   $     297,893        215,706
Short-term investments (at amortized cost which approximates
fair value)                                                                      16,810         68,646
------------------------------------------------------------------------------------------------------
   Total investments                                                            314,703        284,352
------------------------------------------------------------------------------------------------------
Cash                                                                                371            344
Accrued investment income                                                         3,807          3,136
Deferred acquisition costs                                                       45,380         35,162
Premiums receivable                                                               5,141          3,540
Prepaid reinsurance                                                              18,489         13,171
Other assets                                                                      6,424          3,428
------------------------------------------------------------------------------------------------------
   Total assets                                                           $     394,315        343,133
======================================================================================================
                                 LIABILITIES AND STOCKHOLDER'S EQUITY
Liabilities:
Unearned premiums                                                         $      68,262         45,767
Reserve for losses and loss adjustment expenses                                  10,985          6,548
Ceded reinsurance                                                                 1,738          2,469
Accounts payable and other accrued expenses                                       8,019         10,844
Current income taxes                                                                679            136
Deferred income taxes                                                            15,139         11,303
------------------------------------------------------------------------------------------------------
   Total liabilities                                                            104,822         77,067
------------------------------------------------------------------------------------------------------
Stockholder's Equity:
Common  stock - $1.00 par value per share;  15,000,000
shares  are  authorized, issued and outstanding
at December 31, 1996 and 1995                                                    15,000         15,000
Additional paid-in capital                                                      208,475        205,808
Unrealized appreciation on investments, net of tax                                1,970          3,286
Retained earnings                                                                64,048         41,972
------------------------------------------------------------------------------------------------------
   Total stockholder's equity                                                   289,493        266,066
------------------------------------------------------------------------------------------------------
   Total liabilities and stockholder's equity                             $     394,315        343,133
======================================================================================================


                 See accompanying notes to financial statements.

                      Capital Markets Assurance Corporation
                              Statements of Income
                             (Dollars in thousands)

                                                 Year Ended         Year Ended           Year Ended
                                          December 31, 1996   December 31,1995    December 31, 1994

Revenues:
Direct premiums written                         $    71,752             56,541               43,598
Assumed premiums written                              1,086                935                1,064
Ceded premiums written                              (15,104)           (15,992)             (11,069)
-----------------------------------------------------------------------------------------------------
   Net premiums written                              57,734             41,484               33,593
Increase in unearned premiums                       (17,177)           (12,242)             (10,490)
-----------------------------------------------------------------------------------------------------
   Net premiums earned                               40,557             29,242               23,103
Net investment income                                16,992             11,953               10,072
Net realized capital gains                              236              1,301                   92
Other income                                            146              2,273                  120
-----------------------------------------------------------------------------------------------------
   Total revenues                                    57,931             44,769               33,387
-----------------------------------------------------------------------------------------------------

Expenses:
Losses and loss adjustment expenses                   4,815              3,141                1,429
Underwriting and operating expenses                  14,613             13,808               11,833
Policy acquisition costs                              7,824              7,203                4,529
-----------------------------------------------------------------------------------------------------
   Total expenses                                    27,252             24,152               17,791
-----------------------------------------------------------------------------------------------------
   Income before income taxes                        30,679             20,617               15,596
-----------------------------------------------------------------------------------------------------

Income Taxes:
Current income tax                                    5,235              2,113                  865
Deferred income tax                                   3,368              3,102                2,843
-----------------------------------------------------------------------------------------------------
   Total income taxes                                 8,603              5,215                3,708
-----------------------------------------------------------------------------------------------------

   Net Income                                   $    22,076             15,402               11,888
=====================================================================================================



                 See accompanying notes to financial statements.

                      Capital Markets Assurance Corporation
                       Statements of Stockholder's Equity
                             (Dollars in thousands)

                                                      Year Ended          Year Ended           Year Ended
                                                December 31,1996   December 31, 1995    December 31, 1994

Common stock:
Balance at beginning of year                         $    15,000              15,000              15,000
---------------------------------------------------------------------------------------------------------
   Balance at end of year                                 15,000              15,000              15,000
---------------------------------------------------------------------------------------------------------

Additional paid-in capital:
Balance at beginning of year                             205,808             146,808             146,808
Capital contribution                                       2,667              59,000                   -
---------------------------------------------------------------------------------------------------------
   Balance at end of year                                208,475             205,808             146,808

Unrealized appreciation (depreciation)
on investments, net of tax:
Balance at beginning of year                               3,286              (5,499)              3,600
Unrealized appreciation (depreciation)
on investments                                            (1,316)              8,785              (9,099)
---------------------------------------------------------------------------------------------------------
   Balance at end of year                                  1,970               3,286              (5,499)
---------------------------------------------------------------------------------------------------------


Retained earnings:
Balance at beginning of year                              41,972              26,570              14,682
Net income                                                22,076              15,402              11,888
---------------------------------------------------------------------------------------------------------
   Balance at end of year                                 64,048              41,972              26,570
---------------------------------------------------------------------------------------------------------

   Total stockholder's equity                        $   289,493             266,066             182,879
=========================================================================================================



                 See accompanying notes to financial statements.

                      Capital Markets Assurance Corporation
                            Statements of Cash Flows
                              (Dollar in thousands)


                                                       Year Ended          Year Ended          Year Ended
                                                December 31, 1996   December 31, 1995   December 31, 1994
----------------------------------------------------------------------------------------------------------
Cash flows from operating activities:
Net income                                            $    22,076              15,402              11,888
----------------------------------------------------------------------------------------------------------
Adjustments to reconcile net income to net
cash provided (used) by operating activities:
   Reserve for losses and loss adjustment
   expenses                                                 4,437               1,357               1,429
   Unearned premiums, net                                  22,496              19,862              15,843
   Deferred acquisition costs                             (10,218)            (10,302)             (9,611)
   Premiums receivable                                     (1,601)               (161)             (2,103)
   Accrued investment income                                 (671)               (390)               (848)
   Income taxes payable                                     3,911               3,621               2,611
   Net realized capital gains                                (236)             (1,301)                (92)
   Accounts payable and other accrued
   expenses                                                 1,020                 472               3,726
   Prepaid reinsurance                                     (5,318)             (7,620)             (5,352)
   Other, net                                              (3,396)                992                 689
----------------------------------------------------------------------------------------------------------
         Total adjustments                                 10,424               6,530               6,292
----------------------------------------------------------------------------------------------------------
   Net cash provided by operating activities               32,500              21,932              18,180
----------------------------------------------------------------------------------------------------------
Cash flows from investing activities:
   Purchases of investments                              (199,989)           (158,830)            (77,980)
   Proceeds from sales of investments                      57,210              49,354              39,967
   Proceeds from maturities of investments                110,306              28,803              19,665
----------------------------------------------------------------------------------------------------------
   Net cash used in investing activities                  (32,473)            (80,673)            (18,348)
----------------------------------------------------------------------------------------------------------
Cash flows from financing activities:
   Capital contribution                                         -              59,000                   -
----------------------------------------------------------------------------------------------------------
   Net cash provided by financing activities                    -              59,000                   -
----------------------------------------------------------------------------------------------------------
Net increase (decrease) in cash                                27                 259                (168)
Cash balance at beginning of year                             344                  85                 253
----------------------------------------------------------------------------------------------------------
   Cash balance at end of year                        $       371                 344                  85
==========================================================================================================
Supplemental disclosure of cash flow
information:
Income taxes paid                                     $     4,525               1,450               1,063
==========================================================================================================




                 See accompanying notes to financial statements.

                      Capital Markets Assurance Corporation
                          Notes to Financial Statements
                           December 31, 1996 and 1995



1)       Background

         Capital Markets Assurance Corporation ("CapMAC" or "the Company") is a New York- domiciled monoline stock insurance company which engages only in the business of financial guarantee and surety insurance. CapMAC is a wholly owned subsidiary of CapMAC Holdings Inc. ("Holdings"). CapMAC is licensed in all 50 states in addition to the District of Columbia, the Commonwealth of Puerto Rico and the territory of Guam. CapMAC insures structured asset-backed, corporate, municipal and other financial obligations in the U.S. and international capital markets. CapMAC also provides financial guarantee reinsurance for structured asset- backed, corporate, municipal and other financial obligations written by other major insurance companies.

         CapMAC's claims-paying ability is rated "Aaa" by Moody's Investors Service, Inc. ("Moody's"), "AAA" by Standard & Poor's Ratings Group ("S&P"), "AAA" by Duff & Phelps Credit Rating Co. ("Duff & Phelps"), and "AAA" by Nippon Investors Service, Inc., a Japanese rating agency. Such ratings reflect only the views of the respective rating agencies, are not recommendations to buy, sell or hold securities and are subject to revision or withdrawal at any time by such rating agencies.


2)       Significant Accounting Policies

         Significant   accounting  policies  used  in  the  preparation  of  the
         accompanying financial statements are as follows:

         a)       Basis of Presentation

                  The accompanying financial statements are prepared on the basis of generally accepted accounting principles ("GAAP"). Such accounting principles differ from statutory reporting practices used by insurance companies in reporting to state regulatory authorities.

                  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Management believes the most significant estimates relate to deferred acquisition costs, reserve for losses and loss adjustment expenses and disclosures of financial guarantees outstanding. Actual results could differ from those estimates.

         b)       Investments

                  As of December 31, 1996 and 1995, all of the Company's securities have been classified as available-for-sale. Available-for-sale securities are recorded at fair value. Fair value is generally based upon quoted market prices. Unrealized holding gains and losses, net of the related tax effect, on available-for-sale securities are excluded from earnings and are reported as a separate component of stockholder's equity until realized. Transfers of securities between categories are recorded at fair value at the date of transfer. A decline in the fair value of any available-for-sale security below cost that is deemed other than temporary is charged to earnings resulting in the establishment of a new cost basis for the security.

                                    Capital Markets Assurance Corporation
                                        Notes to Financial Statements


                  Short-term investments are those investments having a maturity of less than one year at purchase date. Short-term investments are carried at amortized cost which approximates fair value.

                  Premiums and discounts are amortized or accreted over the life of the related security as an adjustment to yield using the effective interest method. Dividend and interest income are recognized when earned. Realized gains and losses are included in earnings and are derived using the FIFO (first-in, first-out) method for determining the cost of securities sold.

         c)       Premium Revenue Recognition

                  Premiums which are payable monthly to CapMAC are reflected in income when due, net of amounts payable to reinsurers. Premiums which are payable quarterly, semi-annually or annually are reflected in income, net of amounts payable to reinsurers, on an equal monthly basis over the corresponding policy term. Premiums that are collected as a single premium at the inception of the policy and have a term longer than one year are earned, net of amounts payable to reinsurers, by allocating premium to each bond maturity based on the principal amount and earning it straight-line over the term of each bond maturity. For the years ended December 31, 1996 and 1995, 91% of net premiums earned were attributable to premiums payable in installments and 9% were attributable to premiums collected on an up-front basis.

         d)       Deferred Acquisition Costs

                  Certain costs incurred by CapMAC, which vary with and are primarily related to the production of new business, are deferred. These costs include direct and indirect expenses related to underwriting, marketing and policy issuance, rating agency fees and premium taxes, net of reinsurance ceding commissions. The deferred acquisition costs are amortized over the period in proportion to the related premium earnings. The actual amount of premium earnings may differ from projections due to various factors such as renewal or early termination of insurance contracts or different run-off patterns of exposure resulting in a corresponding change in the amortization pattern of the deferred acquisition costs.

         e)       Reserve for Losses and Loss Adjustment Expenses

                  The reserve for losses and loss adjustment expenses consists of a supplemental loss reserve ("SLR") and a case basis loss reserve. The SLR is established for expected levels of losses resulting from credit failures on currently insured issues and reflects the estimated portion of earned premiums required to cover those losses.

                  A case basis loss reserve is established for insured obligations when, in the judgment of management, a default in the timely payment of debt service is imminent. For defaults considered temporary, a case basis loss reserve is established in an amount equal to the present value of the anticipated defaulted debt service payments over the expected period of default. If the default is judged not to be temporary, the present value of all remaining defaulted debt service payments is recorded as a case basis loss reserve. Anticipated salvage recoveries are considered in establishing case basis loss reserves when such amounts are reasonably estimable. Case basis loss reserves may be allocated from any SLR outstanding at the time the case basis reserves are established.

                      Capital Markets Assurance Corporation
                          Notes to Financial Statements


                  Management believes that the current level of reserves is adequate to cover the ultimate net cost of claims and the related expenses with respect to financial guarantees issued by CapMAC. The establishment of the appropriate level of loss reserves is an inherently uncertain process involving estimates and subjective judgments by management, and therefore there can be no assurance that ultimate losses in CapMAC's insured portfolio will not exceed the current estimate of loss reserves.

         f)       Depreciation

                  Leasehold improvements, furniture, fixtures and electronic data processing equipment are being amortized or depreciated over the lease term or useful life, whichever is shorter, using the straight-line method.

         g)       Income Taxes

                  Deferred income taxes are provided with respect to temporary differences between the financial statement and tax basis of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in the period that includes the enactment date.

                      Capital Markets Assurance Corporation
                          Notes to Financial Statements


   3)    Insured Portfolio
         At December 31, 1996 and 1995, the principal amount of financial obligations insured by CapMAC was $24.5 billion and $16.9 billion, respectively, and net of reinsurance (net principal outstanding), was $19.7 billion and $12.6 billion, respectively, with a weighted average life of 6.4 years and 6.0 years, respectively. CapMAC's insured portfolio was broadly diversified by geographic distribution and type of insured obligations, with no single insured obligation in excess of statutory single risk limits, after giving effect to any reinsurance and collateral, which are a function of CapMAC's statutory qualified capital (the sum of statutory capital and surplus and mandatory contingency reserve). At December 31, 1996 and 1995, the statutory qualified capital was approximately $260 million and $240 million, respectively.

                                                               Net Principal Outstanding
                                                  December 31, 1996                   December 31, 1995
                                           ------------------------------       -----------------------------
Type of Obligations Insured ($ in millions)        Amount               %               Amount              %
-----------------------------------------  -------------- --------------- ----  --------------  -------------
Consumer receivables                             $ 10,362            52.8             $  6,959           55.1
Trade and other corporate
obligations                                         8,479            43.1                4,912           38.9
Municipal/government obligations                      814             4.1                  757            6.0
-----------------------------------------  -------------- --------------- ----  --------------  -------------
   Total                                         $ 19,655           100.0             $ 12,628          100.0
=========================================  ============== =============== ====  ==============  =============


         At December 31, 1996 and 1995, the principal and interest amount of financial obligations insured by CapMAC was $29.8 billion and $20.3 billion, respectively, and net of reinsurance (net principal and interest outstanding) was $23.3 billion and $15.1 billion, respectively. At December 31, 1996, approximately 93% of CapMAC's insured portfolio was comprised of structured asset-backed transactions. Under these structures, a pool of assets covering at least 100% of the principal amount guaranteed under its insurance contract is sold or pledged to a special purpose bankruptcy remote entity. CapMAC's primary risk from such insurance contracts is the impairment of cash flows due to delinquency or loss on the underlying assets. CapMAC, therefore, evaluates all the factors affecting past and future asset performance by studying historical data on losses, delinquencies and recoveries of the underlying assets. Each transaction is reviewed to ensure that an appropriate legal structure is used to protect against the bankruptcy risk of the originator of the assets. Along with the legal structure, an additional level of first loss protection is also created to protect against losses due to credit or dilution. This first level of loss protection is usually available from reserve funds, excess cash flows, overcollateralization, or recourse to a third party. The level of first loss protection depends upon the historical losses and dilution of the underlying assets, but is typically several times the normal historical loss experience for the underlying type of assets.

         During 1995, the Company sold without recourse its interest in potential cash flows from transactions included in its insured portfolio and recognized $2,200,000 of income which has been included in other income in the accompanying financial statements.

         The following entities each accounted for, through referrals and otherwise, 10% or more of total revenues for each of the periods presented:


                                          Year Ended                        Year Ended                       Year Ended
                                   December 31, 1996                 December 31, 1995                December 31, 1994
                         ---------------------------      ----------------------------     ----------------------------
                                                % of                              % of                             % of
                                            Revenues                          Revenues                         Revenues
                         -----------  -- -----------      ------------ --  -----------     ----------- ----------------
Citicorp                                        14.5                              15.2                             16.3

4)       Investments

         The amortized cost, gross unrealized gains, gross unrealized losses and estimated fair value for available-for-sale securities by major security type at December 31, 1996 and 1995 were as follows ($ in thousands):


December 31, 1996
                                                                    Gross         Gross     Estimated
                                                   Amortized   Unrealized    Unrealized          Fair
Securities Available-for-sale                           Cost        Gains        Losses         Value
-----------------------------------------------------------------------------------------------------
U.S. Treasury obligations                       $      4,059           10             -         4,069
Mortgage-backed securities of
U.S. government instrumentalities
and agencies                                         109,436          265         1,160       108,541
Obligations of states, municipalities
and political subdivisions                           177,811        4,602           555       181,858
Corporate and asset-backed
securities                                            20,365           23           153        20,235
                                                -----------------------------------------------------
   Total                                        $    311,671        4,900         1,868       314,703
=====================================================================================================


December 31, 1995
                                                                    Gross         Gross     Estimated
                                                   Amortized   Unrealized    Unrealized          Fair
Securities Available-for-sale                           Cost        Gains        Losses         Value
-----------------------------------------------------------------------------------------------------
U.S. Treasury obligations                       $      4,153           55             -         4,208
Mortgage-backed securities of
U.S. government instrumentalities
and agencies                                         100,628          313            79       100,862
Obligations of states, municipalities
and political subdivisions                           166,010        4,809            82       170,737
Corporate and asset-backed
securities                                             8,506           45             6         8,545
                                                -----------------------------------------------------
   Total                                        $    279,297        5,222           167       284,352
=====================================================================================================

                      Capital Markets Assurance Corporation
                          Notes to Financial Statements


         The amortized cost and estimated fair value of investments in debt securities at December 31, 1996 by contractual maturity are shown below ($ in thousands):

         December 31, 1996


                                                 Amortized            Estimated
Securities Available-for-sale                         Cost           Fair Value
------------------------------------------------------------- -----------------
Due in one year or less                        $    11,627               11,644
Due after one year through five years               31,821               32,815
Due after five years through ten years              76,450               78,200
Due after ten years                                 82,337               83,503
------------------------------------------------------------- -----------------
     Sub-total                                     202,235              206,162
Mortgage-backed securities                         109,436              108,541
------------------------------------------------------------- -----------------
         Total                                 $   311,671              314,703
============================================================= =================

         Actual maturities may differ from contractual maturities because borrowers may call or prepay obligations with or without call or prepayment penalties.

         Proceeds from sales of investment securities were approximately $57.2 million, $49.3 million and $39.9 million in 1996, 1995 and 1994, respectively. Gross realized capital gains of $772,000, $1,320,000 and $714,000, and gross realized capital losses of $536,000, $19,000 and $622,000 were realized on those sales for the years ended December 31, 1996, 1995 and 1994, respectively.

         Investments   include  bonds  having  a  fair  value  of  approximately
         $3,884,000 and $3,985,000 which are on deposit at December 31, 1996 and 1995, respectively, with state regulators as required by law.

         Investment income is comprised of interest and dividends, net of related expenses, and is applicable to the following sources:

                                            Year Ended             Year Ended              Year Ended
$ in thousands                       December 31, 1996      December 31, 1995       December 31, 1994
-----------------------------------------------------------------------------------------------------
Bonds                                         $ 15,726                 11,105                   9,193
Short-term investments                           1,534                  1,245                     484
Mutual funds                                         -                   (162)                    579
Investment expenses                               (268)                  (235)                   (184)
-----------------------------------------------------------------------------------------------------
  Total                                       $ 16,992                 11,953                  10,072
=====================================================================================================

                      Capital Markets Assurance Corporation
                          Notes to Financial Statements


         The   change   in    unrealized    appreciation    (depreciation)    on
         available-for-sale securities is included as a separate component of stockholder's equity as shown below:


                                                                  Year  Ended               Year Ended
$ in thousands                                              December 31, 1996        December 31, 1995
-------------------------------------------------------------------------------------------------------
Balance at beginning of year                                       $    3,286                   (5,499)
Change in unrealized (depreciation) appreciation                       (2,024)                  13,386
Income tax effect                                                         708                   (4,601)
Net change                                                             (1,316)                   8,785
------------------------------------------------------------------------------------------------------
   Balance at end of year                                          $    1,970                    3,286
======================================================================================================

         No single issuer, except for investments in U.S. Treasury and U.S. government agency securities, exceeds 2% of stockholder's equity as of December 31, 1996 and 1995, respectively.

5)       Deferred Acquisition Costs

         The following table reflects acquisition costs deferred by CapMAC and amortized in proportion to the related premium earnings:


                                                Year Ended            Year Ended          Year  Ended
$ in thousands                           December 31, 1996     December 31, 1995    December 31, 1994
-----------------------------------------------------------------------------------------------------
Balance at beginning of year                $       35,162                24,860               15,249
Additions                                           18,042                17,505               14,140
Amortization (policy
acquisition costs)                                  (7,824)               (7,203)              (4,529)
-----------------------------------------------------------------------------------------------------
  Balance at end of year                    $       45,380                35,162               24,860
=====================================================================================================


6)       Employee Benefits

         CapMAC has a service agreement with CapMAC Financial Services, Inc. ("CFS"). Under the service agreement, CFS has agreed to provide various services, including underwriting, reinsurance, marketing, data processing and other services to CapMAC in connection with the operation of CapMAC's insurance business. CapMAC pays CFS a fee for providing such services, but not in excess of CFS's cost for such services. CFS incurred, on behalf of CapMAC, total compensation expenses, excluding bonuses, of $13,374,000, $13,484,000 and $11,081,000 in 1996, 1995 and 1994, respectively.

         The Company, through CFS, maintains an incentive compensation plan for its employees. The plan is an annual discretionary bonus award. For the years ended December 31, 1996, 1995 and 1994, the Company had provided approximately $8,810,000, $7,804,000 and $5,253,000, respectively, for the plan. CFS also provides health and welfare benefits to substantially all of its employees. The Company incurred $551,943, $598,530, and $562,508 of expense for the years ended December 31, 1996, 1995 and 1994, respectively, for such plan. The Company also has a defined contribution retirement plan which allows participants to make voluntary contributions by salary reduction pursuant to section 401 (k) of the Internal Revenue Code. The Company provides for the administrative cost for the 401 (k) plan.

                      Capital Markets Assurance Corporation
                          Notes to Financial Statements



         On June 25, 1992, certain officers of CapMAC were granted 182,633 restricted stock units ("RSU") at $13.33 a share in respect of certain deferred compensation. On December 7, 1995, the RSU's were converted to cash in the amount of approximately $3.7 million, and such officers agreed to defer receipt of such cash amount in exchange for receiving the same number of new shares of restricted stock of Holdings as the number of RSU's such officers previously held. During 1995 and 1994, the expense was $1.3 million and $0.1 million, respectively. During 1996, Holdings assumed the liability of $3.7 million less the related deferred tax asset of $1.1 million as capital contribution. The cash amount is held by Holdings and invested in accordance with certain guidelines. Such amount, including the investment earnings thereon, will be paid to each officer upon the occurrence of certain events but no later than December 2000.


7)       Employee Stock Ownership Plan

         Holdings maintains an Employee Stock Ownership Plan ("ESOP") to provide its employees the opportunity to obtain beneficial interests in the stock of Holdings through a trust (the "ESOP Trust"). Compensation expense related to the ESOP and allocated to CapMAC was approximately $2,764,000, $2,087,000 and $2,086,000 for the years ended December 31,
         1996, 1995 and 1994, respectively.

                      Capital Markets Assurance Corporation
                          Notes to Financial Statements


8)       Reserve for Losses and Loss Adjustment Expenses
         The reserve for losses and loss adjustment expenses consists of a case basis loss reserve and the SLR.

         In 1995, CapMAC incurred its first claim on a financial guarantee policy. Based on its current estimate, the Company expects the aggregate amount of claims and related expenses not to exceed $2.7 million, although no assurance can be given that such claims and related expenses will not exceed that amount. Such loss amount was covered through a recovery under a quota share reinsurance agreement of $0.2 million and a reduction in the SLR of $2.5 million. The portion of such claims and expenses not covered under the quota share agreement is being funded through payments to CapMAC from the Lureco Trust Account (see note 12).

         The following is a summary of the activity in the case basis loss reserve account and the components of the reserve for losses and loss adjustment expenses ($ in thousands):


                                                                   1996        1995           1994
---------------------------------------------------------------------------------------------------
Case basis loss reserve:

Net balance at January 1                                         $   620           -              -
------------------------------------------------------------------------ --------------- ----------

Incurred related to:
   Current year                                                        -       2,473              -
   Prior years                                                         -           -              -
------------------------------------------------------------------------ --------------- ----------
Total incurred                                                         -       2,473              -
------------------------------------------------------------------------ --------------- ----------

Paid related to:
   Current year                                                        -       1,853              -
   Prior years                                                       309           -              -
------------------------------------------------------------------------ --------------- ----------
Total paid                                                           309       1,853              -
------------------------------------------------------------------------ --------------- ----------
Net balance at December 31                                           311         620              -
Reinsurance recoverable                                                -          69              -
------------------------------------------------------------------------ --------------- ----------
Gross balance at December 31                                         311         689              -
------------------------------------------------------------------------ --------------- ----------
Supplemental loss reserve
Balance at January 1                                               5,859       5,191          3,762
------------------------------------------------------------------------ --------------- ----------
   Additions to supplemental loss reserve                          4,815       3,141          1,429
   Allocated to case basis reserve                                     -      (2,473)             -
------------------------------------------------------------------------ --------------- ----------
Balance at December 31                                            10,674       5,859          5,191
------------------------------------------------------------------------ --------------- ----------
Total reserve for losses and loss adjustment
expenses                                                         $10,985       6,548          5,191
======================================================================== =============== ==========

                      Capital Markets Assurance Corporation
                          Notes to Financial Statements


9)       Income Taxes

         Pursuant to a tax sharing agreement with Holdings, the Company is included in Holdings' consolidated U.S. Federal income tax return. The Company's annual Federal income tax liability is determined by computing its pro rata share of the consolidated group Federal income tax liability.

         Total income tax expense differed from the amount computed by applying the U.S. Federal income tax rate of 35% in 1996 and 1995 and 34% in 1994:


                                                Year Ended            Year Ended          Year  Ended
                                         December 31, 1996     December 31, 1995    December 31, 1994
$ in thousands                            Amount         %      Amount         %    Amount          %
-----------------------------------------------------------------------------------------------------
Expected tax expense computed
at the statutory rate                  $  10,738      35.0      $7,216      35.0    $5,303       34.0
Increase (decrease) in tax
resulting from:
   Tax-exempt interest                    (2,916)     (9.5)     (2,335)    (11.3)   (1,646)     (10.6)
   Other, net                                781       2.5         334       1.6        51        0.4
-----------------------------------------------------------------------------------------------------
       Total income tax expense        $   8,603      28.0      $5,215      25.3    $3,708       23.8
=====================================================================================================


         The tax effects of temporary differences that give rise to significant portions of the deferred Federal income tax liability are as follows:


$ in thousands                                               December 31, 1996      December 31, 1995
Deferred tax assets:
Deferred compensation                                               $      200                  1,901
Losses and loss adjustment expenses                                      1,527                  1,002
Unearned premiums                                                          866                    852
Other, net                                                                  96                     98
  Total gross deferred tax assets                                        2,689                  3,853
-----------------------------------------------------------------------------------------------------
Deferred tax liabilities:
Deferred acquisition costs                                              15,883                 12,307
Unrealized capital gains on investments                                  1,061                  1,769
Other, net                                                                 884                  1,080
   Total gross deferred tax liabilities                                 17,828                 15,156
   Net deferred tax liability                                       $   15,139                 11,303
=====================================================================================================


         A valuation allowance is provided when it is more likely than not that some portion of the deferred tax assets will not be realized. Management believes that the deferred tax assets will be fully realized in the future.

                      Capital Markets Assurance Corporation
                          Notes to Financial Statements


   10)   Insurance Regulatory Restrictions

         CapMAC is subject to insurance regulatory requirements of the State of New York and other states in which it is licensed to conduct business. Generally, New York insurance laws require that dividends be paid from earned surplus and restrict the amount of dividends in any year that may be paid without obtaining approval for such dividends from the Superintendent of Insurance to the lower of (i) net investment income as defined or (ii) 10% of statutory surplus as of December 31 of the preceding year. No dividends were paid by CapMAC to Holdings during the years ended December 31, 1996, 1995 and 1994. No dividends could be paid during these periods because CapMAC had negative earned surplus. Statutory surplus at December 31, 1996 and 1995 was approximately $193,726,000 and $195,018,000, respectively. Statutory surplus differs from stockholder's equity determined under GAAP principally due to the mandatory contingency reserve required for statutory accounting purposes  and  differences  in  accounting  for  investments,  deferred acquisition costs, SLR and deferred taxes provided under GAAP. Statutory net income was $18,737,000, $9,000,000 and $4,543,000 for the years ended December 31, 1996, 1995 and 1994, respectively. Statutory net income differs from net income determined under GAAP principally due to deferred acquisition costs, SLR and deferred income taxes.


11)      Commitments and Contingencies

         The Company's lease agreement for the space occupied in New York expires on November 20, 2008. CapMAC has a lease agreement for its London office, which expires on October 1, 2002. As of December 31,
         1996, future minimum payments under the lease agreements are as follows:


$ in thousands                                                        Payment
-----------------------------------------------------------------------------
1997                                                               $    2,647
1998                                                                    2,715
1999                                                                    3,077
2000                                                                    3,152
2001 and thereafter                                                    28,660

   Total                                                           $   40,251
=============================================================================

         Rent expense, commercial rent taxes and electricity for the years ended December 31, 1996, 1995 and 1994 amounted to $1,618,000, $1,939,000 and
         $2,243,000, respectively.

         CapMAC has available a $150,000,000 standby corporate liquidity facility (the "Liquidity Facility") scheduled to terminate in September 1999. The Liquidity Facility is provided by a consortium of banks, headed by Bank of Montreal, as agent, which is rated "A-1+" and "P- 1" by S&P and Moody's, respectively. Under the Liquidity Facility, CapMAC will be able, subject to satisfying certain conditions, to borrow funds from time to time in order to enable it to fund any claim payments or payments made in settlement or mitigation of claim payments under its insurance contracts. There have been no draws under the Liquidity Facility.

         CapMAC has agreed to make an investment of 50 million French Francs (approximately $10 million U.S. dollars) in CapMAC Assurance, S.A., an insurance subsidiary to be established in Paris, France. This investment is anticipated to be made in 1997.

                      Capital Markets Assurance Corporation
                          Notes to Financial Statements



12)      Reinsurance
         In the ordinary course of business, CapMAC cedes exposure under various treaty and facultative reinsurance contracts, both on a pro rata and excess of loss basis, primarily designed to minimize losses from large risks and protect the capital and surplus of CapMAC.


         The effect of reinsurance on premiums written and earned was as follows:


                                                    Years Ended December 31
                                    1996                      1995                     1994
                          ------------------------   ----------------------   -----------------------
$ in thousands                  Written     Earned      Written      Earned      Written       Earned
-----------------------------------------------------------------------------------------------------
Direct                      $    71,752     48,835       56,541      36,853       43,598       28,561
Assumed                           1,086      1,508          935         761        1,064          258
Ceded                           (15,104)    (9,786)     (15,992)     (8,372)     (11,069)      (5,716)
-----------------------------------------------------------------------------------------------------
Net premiums                $    57,734     40,557       41,484      29,242       33,593       23,103
=====================================================================================================


         The reinsurance of risk does not relieve the ceding insurer of its original liability to its policyholders. A contingent liability exists with respect to the aforementioned reinsurance arrangements, which may become a liability of CapMAC in the event the reinsurers are unable to meet obligations assumed by them under the reinsurance contracts. At December 31, 1996 and 1995, CapMAC had ceded loss reserves of $0 and $69,000, respectively, and had ceded unearned premiums of $18,489,000 and $13,171,000, respectively.

         In 1994, CapMAC entered into a reinsurance agreement (the "Lureco Treaty") with Luxembourg European Reinsurance LURECO S.A. ("Lureco"), a European-based reinsurer. The agreement is renewable annually at the Company's option, subject to satisfying certain conditions. The agreement reinsured and indemnified the Company for any loss incurred by CapMAC during the agreement period up to the limits of the agreement. The Lureco Treaty provides that the annual reinsurance premium payable by CapMAC to Lureco, after deduction of the reinsurer's fee payable to Lureco, be deposited in a trust account (the "Lureco Trust Account") to be applied by CapMAC, at its option, to offset losses and loss expenses incurred by CapMAC in connection with incurred claims. Amounts on deposit in the Lureco Trust Account which have not been applied against claims are contractually due to CapMAC at the termination of the treaty.

         The premium deposit amounts in the Lureco Trust Account have been reflected as assets by CapMAC during the term of the agreement. Premiums in excess of the deposit amounts have been recorded as ceded premiums in the statements of income. For the 1996 policy year, the agreement provides $7 million of loss coverage in excess of the premium deposit amount of $5 million retained in the Lureco Trust Account. Additional coverage is provided for losses incurred in excess of 200% of the net premiums earned up to $4 million for any one agreement year. In September 1995, a claim of approximately $2.5 million on an insurance policy was applied against the Lureco Trust Account.

                      Capital Markets Assurance Corporation
                          Notes to Financial Statements


         In addition to its capital (including statutory contingency reserves), CapMAC has other reinsurance available to pay claims under its insurance contracts. Effective November 30, 1995, CapMAC entered into a Stop-loss Reinsurance Agreement with Mitsui Marine and Fire Insurance Co. (the "Mitsui Stop-loss Agreement"). Under the Mitsui Stop-loss Agreement, Mitsui Marine and Fire Insurance Co. ("Mitsui") will be required to pay any losses in excess of $100 million in the aggregate incurred by CapMAC during the term of the Mitsui Stop-loss Agreement on the insurance policies in effect on December 1, 1995 and written during the one-year period thereafter, up to an aggregate limit payable under the Mitsui Stop-loss Agreement of $50 million. The Mitsui Stop-loss Agreement has a term of seven years and is subject to early termination by CapMAC in certain circumstances. Effective January 1, 1997 the stop-loss reinsurance coverage increased to $75 million in excess of incurred losses of $150 million increasing annually based on increases in CapMAC's statutory qualified capital. The new stop-loss reinsurance is provided by Mitsui, AXA Re Finance S.A. ("AXA Re") and Munchener Ruckversicherungs-Gesellschaft ("Munich Re").

         On November 30, 1995, CapMAC canceled the quota share reinsurance agreement with Winterthur Swiss Insurance Company ("Winterthur") pursuant to which Winterthur had the right to reinsure on a quota share basis 10% of each policy written by CapMAC. As a result, CapMAC reassumed approximately $1.4 billion of principal insured by Winterthur on January 1, 1996. In connection with the commutation, Winterthur returned $2.0 million of unearned premiums, net of ceding commission and Federal excise tax.


13)      Disclosures About Fair Value of Financial Instruments

         The following table presents the carrying amounts and estimated fair values of the Company's financial instruments at December 31, 1996 and 1995. The fair value amounts were determined by the Company using independent market information when available, and appropriate valuation methodologies when market information was not available. Such valuation methodologies require significant judgment and are not necessarily indicative of the amount the Company could recognize in a current market exchange.


                                                           December 31, 1996         December 31, 1995
                                                       Carrying    Estimated      Carrying   Estimated
$ in thousands                                           Amount   Fair Value        Amount  Fair Value
--------------------------------------------------------------- --------------------------------------
Financial Assets:
Available-for-sale securities                      $    314,703      314,703       284,352     284,352

--------------------------------------------------------------- --------------------------------------
Off-Balance-Sheet Instruments:
Financial guarantees outstanding                   $          -      219,989             -     147,840
   Less: ceding commission                                    -       65,997             -      44,352
--------------------------------------------------------------- --------------------------------------
Net financial guarantees outstanding               $          -      153,992                   103,488
=============================================================== ======================================

                      Capital Markets Assurance Corporation
                          Notes to Financial Statements

         The following methods and assumptions were used to estimate the fair value of each class of financial instruments summarized above:

         Available-for-sale Securities
         The fair values of fixed maturities are based upon quoted market prices. The fair value of short-term investments approximates amortized cost.

         Financial Guarantees Outstanding

         The fair value of financial guarantees outstanding consists of (1) the current unearned premium reserve, net of prepaid reinsurance and (2) the fair value of installment revenue which is derived by calculating the present value of the estimated future cash inflow to CapMAC of policies in force having installment premiums, net of amounts payable to reinsurers, at a discount rate of 7% at December 31, 1996 and 1995. The amount calculated is assumed to be equivalent to the consideration that would be paid by CapMAC under market conditions prevailing at the reporting dates to transfer CapMAC's financial guarantee business to a third party under reinsurance and other agreements. Ceding commission represents the expected amount that would be paid to CapMAC to compensate CapMAC for originating and servicing the insurance contracts. In constructing estimated future cash inflows, management makes assumptions regarding prepayments for amortizing asset-backed securities which are consistent with relevant historical experience. For revolving programs, assumptions are made regarding program utilization based on discussions with program users. The amount of future installment revenue actually realized by the Company could be reduced in the future due to factors such as early termination of insurance contracts, accelerated prepayments of underlying obligations or lower than anticipated utilization of insured structured programs, such as commercial paper conduits. Although increases in future installment revenue earnings due to renewals of existing insurance contracts historically have been greater than reductions in future installment revenue due to factors such as those described above, there can be no assurance that future circumstances might not cause a material net reduction in the future installment revenue.


14)      Capitalization

         In 1995, $59.0 million of the proceeds received by Holdings from the sale of shares in connection with an initial public offering and private placements were contributed to CapMAC.

              CAPITAL MARKETS ASSURANCE CORPORATION AND SUBSIDIARY

                        CONSOLIDATED FINANCIAL STATEMENTS

                                 MARCH 31, 1997

                                   (Unaudited)

       Capital Markets Assurance Corporation and Subsidiary
                 Consolidated Statements of Income
                            (Unaudited)
                      (Dollars in thousands)


                                     ASSETS

                                                                                    March 31,
                                                                                (Unaudited) 1997   December 31,1996
-------------------------------------------------------------------------------------------------------------------
Investments:
Bonds at fair value (amortized cost $276,563 at March 31, 1997
and $294,861 at December 31, 1996)                                               $     273,096              297,893
Short-term investments (at amortized cost which approximates fair
value)                                                                                  37,903               16,810
-------------------------------------------------------------------------------------------------------------------
   Total investments                                                                   310,999              314,703
-------------------------------------------------------------------------------------------------------------------
Cash                                                                                     9,399                  371
Accrued investment income                                                                3,070                3,807
Deferred acquisition costs                                                              48,442               45,380
Premiums receivable                                                                      4,788                5,141
Prepaid reinsurance                                                                     18,703               18,489
Other assets                                                                             6,901                6,424
-------------------------------------------------------------------------------------------------------------------
   Total assets                                                                  $     402,302              394,315
===================================================================================================================
                      LIABILITIES AND STOCKHOLDER'S EQUITY
Liabilities:
Unearned premiums                                                                $      68,838               68,262
Reserve for losses and loss adjustment expenses                                         12,528               10,985
Ceded reinsurance                                                                        2,163                1,738
Accounts payable and other accrued expenses                                             11,214                8,019
Current income taxes                                                                     1,301                  679
Deferred income taxes                                                                   13,784               15,139
-------------------------------------------------------------------------------------------------------------------
   Total liabilities                                                                   109,828              104,822
-------------------------------------------------------------------------------------------------------------------
Stockholder's Equity:
Common  stock - $1.00 par value per share;  15,000,000  shares  are  authorized, issued and outstanding at March 31, 1997 and
December 31, 1996                                                                       15,000               15,000
Additional paid-in capital                                                             208,475              208,475
Unrealized (depreciation) appreciation on investments, net of tax                      (2,253)                1,970
Retained earnings                                                                       71,252               64,048
-------------------------------------------------------------------------------------------------------------------
   Total stockholder's equity                                                          292,474              289,493
-------------------------------------------------------------------------------------------------------------------
   Total liabilities and stockholder's equity                                    $     402,302              394,315
===================================================================================================================


                                                                     Three Months Ended      Three Months Ended
                                                                         March 31, 1997          March 31, 1996

Revenues:
Direct premiums written                                                     $    16,454                  14,155
Assumed premiums written                                                            261                     874
Ceded premiums written                                                           (4,349)                 (1,910)
-------------------------------------------------------------------------------------------------------------------
   Net premiums written                                                          12,366                  13,119
Increase in unearned premiums                                                      (363)                 (4,291)
-------------------------------------------------------------------------------------------------------------------
   Net premiums earned                                                           12,003                   8,828
Net investment income                                                             4,702                   3,877
Net realized capital gains                                                        2,043                     149
Other income                                                                         43                      54
-------------------------------------------------------------------------------------------------------------------
   Total revenues                                                                18,791                  12,908
-------------------------------------------------------------------------------------------------------------------

Expenses:
Losses and loss adjustment expenses                                               1,543                   1,075
Underwriting and operating expenses                                               4,671                   3,978
Policy acquisition costs                                                          2,581                   2,064
-------------------------------------------------------------------------------------------------------------------
   Total expenses                                                                 8,795                   7,117
-------------------------------------------------------------------------------------------------------------------
   Income before income taxes                                                     9,996                   5,791
-------------------------------------------------------------------------------------------------------------------

Income Taxes:
Current income tax                                                                1,873                     664
Deferred income tax                                                                 919                     823
-------------------------------------------------------------------------------------------------------------------
   Total income taxes                                                             2,792                   1,487
-------------------------------------------------------------------------------------------------------------------

   Net Income                                                               $     7,204                   4,304
===================================================================================================================



          See accompanying notes to consolidated financial statements.

              Capital Markets Assurance Corporation and Subsidiary
                 Consolidated Statement of Stockholder's Equity
                                   (Unaudited)
                             (Dollars in thousands)



                                                          Three Months Ended
                                                            March 31, 1997

Common stock:
Balance at beginning of period                              $      15,000
---------------------------------------------------------------------------
   Balance at end of period                                        15,000
---------------------------------------------------------------------------

Additional paid-in capital:
Balance at beginning of period                                    208,475
---------------------------------------------------------------------------
   Balance at end of period                                       208,475

Unrealized (depreciation) appreciation
on investments, net of tax:
Balance at beginning of period                                      1,970
Unrealized depreciation on investments                             (4,223)
---------------------------------------------------------------------------
   Balance at end of period                                        (2,253)
---------------------------------------------------------------------------


Retained earnings:
Balance at beginning of period                                     64,048
Net income                                                          7,204
---------------------------------------------------------------------------
   Balance at end of period                                        71,252
---------------------------------------------------------------------------

   Total stockholder's equity                               $     292,474
===========================================================================


          See accompanying notes to consolidated financial statements.

              Capital Markets Assurance Corporation and Subsidiary
                      Consolidated Statements of Cash Flows
                                   (Unaudited)
                             (Dollars in thousands)



                                                                        Three Months Ended    Three Months Ended
                                                                            March 31, 1997        March 31, 1996
-------------------------------------------------------------------------------------------------------------------
Cash flows from operating activities:
Net income                                                                      $    7,204                 4,304
-------------------------------------------------------------------------------------------------------------------
Adjustments to reconcile net income to net cash
provided (used) by operating activities:
   Reserve for losses and loss adjustment expenses                                   1,543                   713
   Unearned premiums, net                                                              576                 4,499
   Deferred acquisition costs                                                       (3,062)               (2,397)
   Premiums receivable                                                                 353                    77
   Accrued investment income                                                           737                  (220)
   Income taxes payable                                                              1,541                   947
   Net realized capital gains                                                       (2,043)                 (149)
   Accounts payable and other accrued expenses                                       3,195                   287
   Prepaid reinsurance                                                                (214)                 (208)
   Other, net                                                                           78                    89
-------------------------------------------------------------------------------------------------------------------
         Total adjustments                                                           2,704                 3,638
-------------------------------------------------------------------------------------------------------------------
   Net cash provided by operating activities                                         9,908                 7,942
-------------------------------------------------------------------------------------------------------------------
Cash flows from investing activities:
Purchases of investments                                                           (74,308)              (87,335)
Proceeds from sales of investments                                                  58,658                 6,158
Proceeds from maturities of investments                                             14,770                73,280
-------------------------------------------------------------------------------------------------------------------
   Net cash used in investing activities                                              (880)               (7,897)
-------------------------------------------------------------------------------------------------------------------
Net increase in cash                                                                 9,028                    45
Cash balance at beginning of period                                                    371                   344
-------------------------------------------------------------------------------------------------------------------
   Cash balance at end of period                                                $    9,399                   389
===================================================================================================================
Supplemental disclosures of cash flow
information:
Income taxes paid                                                               $    1,250                   525
===================================================================================================================



          See accompanying notes to consolidated financial statements.

              Capital Markets Assurance Corporation and Subsidiary Notes to Unaudited Consolidated Financial Statements
                                 March 31, 1997


1.       Background

         Capital Markets Assurance Corporation ("CapMAC") is a New York-domiciled monoline stock insurance company which engages only in the business of financial guaranty and surety insurance. CapMAC is a wholly owned subsidiary of CapMAC Holdings Inc. ("Holdings"). In early 1997, CapMAC made an investment of 50 million French francs (approximately 10 million U.S. dollars) in CapMAC Assurance, S.A., an insurance subsidiary to be established in Paris, France. CapMAC Assurance, S.A., is licensed to write financial guarantee insurance in the European Union member states.

         CapMAC is licensed in all 50 states in addition to the District of Columbia, the Commonwealth of Puerto Rico and the territory of Guam. CapMAC insures structured asset-backed, corporate, municipal and other financial obligations in the U.S. and international capital markets. CapMAC also provides financial guaranty reinsurance for structured asset-backed, corporate, municipal and other financial obligations written by other major insurance companies.

         CapMAC's claims-paying ability is rated triple-A by Moody's Investors Service, Inc., Standard & Poor's Ratings Services, Duff & Phelps Credit Rating Co., and Nippon Investors Service, Inc., a Japanese rating agency. Such ratings reflect only the views of the respective rating agencies, are not recommendations to buy, sell or hold securities and are subject to revision or withdrawal at any time by such rating agencies.

2.       Basis of Presentation

         CapMAC's consolidated unaudited interim financial statements have been prepared on the basis of generally accepted accounting principles and, in the opinion of management, reflect all adjustments necessary for a fair presentation of the CapMAC's financial condition, results of operations and cash flows for the periods presented. The results of operations for the three months ended March 31, 1997 may not be indicative of the results that may be expected for the full year ending December 31, 1997. These consolidated financial statements and notes should be read in conjunction with the financial statements and notes included in the audited financial statements of CapMAC as of December 31, 1996 and 1995, and for each of the years in the three-year period ended December 31, 1996.

[BACK COVER, LEFT COLUMN]

No dealer, salesman, or any other person has been authorized to give any information or to make any representations other than those contained in this Prospectus Supplement and the Prospectus in connection with the offer contained herein, and, if given or made, such information or representations must not be relied upon as having been authorized by the Depositor, the Servicer or the Underwriters. This Prospectus Supplement and the Prospectus do not constitute an offer to sell or a solicitation of an offer to buy any of the securities offered hereby in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction. The delivery of this Prospectus Supplement and the Prospectus at any time does not imply that the information herein or therein is correct as of any time subsequent to the date hereof.

                                TABLE OF CONTENTS
                                                                         Page
                              Prospectus Supplement
Reports to Certificateholders............................................  S-2
Summary of Terms.........................................................  S-3
Risk Factors ............................................................ S-11
Formation of the Trust  ................................................. S-12
The Receivables Pool..................................................... S-13
Yield and Prepayment Considerations...................................... S-17
The Depositor and UAC  .................................................. S-18
The Surety Bond Issuer................................................... S-18
The Offered Certificates  ............................................... S-19
ERISA Considerations..................................................... S-29
Underwriting............................................................. S-30
Legal Opinions........................................................... S-30
Experts.................................................................. S-30
Index of Principal Terms ................................................ S-31
Financial Statements of the
   Surety Bond Issuer....................................................  F-1
                                   Prospectus
Available Information    ................................................    2
Incorporation of Certain Documents
   by Reference..........................................................    2
Summary of Terms.........................................................    3
Risk Factors.............................................................   10
The Trusts...............................................................   13
The Receivables Pools....................................................   14
Weighted Average Life of the Certificates................................   16
Pool Factors and Other
   Certificate Information...............................................   17
Use of Proceeds..........................................................   17
Union Acceptance Corporation and Affiliates............ ....  .... ... .    18
Description of the Certificates..........................................   18
Description of the Transfer
   and Servicing Agreements..............................................   22
Certain Legal Aspects of the Receivables.................................   29
Certain Federal Income Tax Consequences..................................   33
ERISA Considerations.....................................................   42
Plan of Distribution.....................................................   44
Legal Matters............................................................   44
Index of Principal Terms.................................................   45

[BACK COVER, RIGHT COLUMN]

$295,758,115.97

UACSC 1997-B Auto Trust


$171,750,000.00
______% Class A-1 Automobile
Receivable Backed Certificates

$105,500,000.00
______% Class A-2 Automobile
Receivable Backed Certificates

$18,508,115.97
______% Class A-3 Automobile
Receivable Backed Certificates

Class I Interest Only Automobile
Receivable Backed Certificates



Union Acceptance Corporation
Servicer




UAC Securitization Corporation
Depositor




[UACSC LOGO]





Underwriters of the Class A Certificates
Salomon Brothers Inc


Bear, Stearns & Co. Inc.


Underwriter of the Class I Certificates
Salomon Brothers Inc





Prospectus Supplement
Dated June ___, 1997